As filed with the Securities and Exchange Commission

                               on August 22, 2011

                             Registration No.333-176329

                                  UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
																																   AMMENDMENT NO. 1
                                        TO
                                    FORM S-1
                              REGISTRATION STATEMENT
                            UNDER THE SECURITIES ACT OF1933

                               CARDIGANT MEDICAL INC.
                (Exact name of registrant as specified in its charter)



        Delaware                          2836                  26-4731758
(State or other jurisdiction of	  Standard Industrial         (I.R.S. Employer
Incorporation or organization)   Classification Code Number   Identification
                                                              Number


                             Cardigant Medical Inc.
                        1500 Rosecrans Avenue, Suite 500
                           Manhattan Beach, CA 90266
                           Office: (310) 421-8654
                             Fax: (310) 356-7226

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Kelly Magaw
                           Delaware Intercorp, Inc.
                      113 Barksdale Professional Center
                              Newark, DE 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box _

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering _

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering _

CALCULATION OF REGISTRATION FEE

Title of           Amount of       Proposed    Proposed     Registration
each class         shares to be    maximum     maximum      fee
of shares          registered      offering    aggregate
              	                   price per   price per
                                   share       share
Common Stock,
$0.001 par value   2,500,000       $1.20       $3,000,000    $348.30

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of large accelerated filer,accelerated filer and smaller reporting company in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer _ Accelerated Filer _
Non-accelerated Filer _

Smaller Reporting Company X

The offering price with respect to shares has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C). This price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.
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                         PROSPECTUS

                       2,500,000 shares

                        Common Stock

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed.
This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted. Neither the SEC nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                    CARDIGANT MEDICAL INC.

SHARES OF COMMON STOCK TO BE SOLD BY THE COMPANY AND THE SELLING STOCKHOLDERS

The (1) selling shareholders named in this prospectus and (2) the company directly are offering up to 2,500,000 shares of the common stock of Cardigant Medical Inc., a Delaware corporation, par value $0.001 per share ("Shares").

This prospectus relates to up to 2,500,000 shares of our common stock, $0.001 par value per share which consists of 500,000 shares offered by our selling security holders and 2,000,000 shares offered by the company. The shares offered by the selling security holders may be offered for sale from time to time by the selling security holders identified in this prospectus. We have not utilized an underwriter for this transaction. We will not receive any of the proceeds from the sale of shares by the selling security holders. There is no guarantee that the selling shareholders will offer or be able to offer for sale their shares, and there is no guarantee that the company will be able to sell the shares it is offering for sale. This is being conducted on a best efforts basis. Our common stock is privately held. There is no established public trading market for our common stock in the United States or in any other country. We expect to receive approximately $2,350,000 for the sale of the Company's share of common stock after deducting for expenses associated with this offering. These proceeds will be used for general working capital purposes including the recruitment of additional management and technical personnel and the funding of additional research required to advance our technology into human phase I trials. We have limited working capital and will require additional capital to fund operating activities. We will use our working capital and any additional financing we obtain in the future for operating and administrative expenses and pre-clinical and clinical research related to our technology and intellectual property.

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO REVENUES. IT IS HIGHLY UNLIKELY THAT WE WILL HAVE ANY REVENUES FOR SEVERAL YEARS. READERS ARE STRONGLY URGED TO READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

BEFORE BUYING THE SHARES OF COMMON STOCK, CAREFULLY READ THIS PROSPECTUS. THE PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed.
The Selling Shareholders or the company may not sell the Shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the Shares and it is not soliciting an offer to buy the Shares in any state where the offer or sale is not permitted.

Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 11.

The date of this prospectus is August 15, 2011.

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TABLE OF CONTENTS


Prospectus Summary                                                     Page 4

Summary Financial Data                                                 Page 10

Use of Proceeds                                                        Page 10

Price Range of Common Stock                                            Page 10

Risk Factors                                                           Page 11

Determination of Offering Price                                        Page 21

Selling Shareholders                                                   Page 22

Dividend Policy                                                        Page 24

Capitalization                                                         Page 24

Dilution                                                               Page 24

Management's Discussion and Analysis                                   Page 24

Quantitative and Qualitative Disclosures
about Market Risk                                                      Page 28

Stock Option Plan                                                      Page 29

Description of Our Business                                            Page 29

Directors and Executive Officers                                       Page 35

Executive Compensation                                                 Page 36

Experts                                                                Page 36

Where You Can Find Additional Information                              Page 36

Disclosure Controls and Procedures                                     Page 37

Index to Financial Statements                                          Page 37

(F-Pages)
Report of Independent Registered Public Accounting Firm
Audited Financial Statements
for the Years Ending December 31, 2010 and 2009.
Unaudited Financial Statements
for the Period Ending March 31, 2011 and 2010.

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You should rely only on the information contained in this prospectus and any filed supplements to this prospectus. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Offers or sales of these securities may not be made in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and other information may have changed materially since that date.

                         PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our common stock, you should read the entire prospectus carefully, including the "Risk Factors" beginning on page 11 and the financial statements and related notes beginning on page F-1. Unless the context indicates otherwise, as used in this prospectus, the terms "Cardigant, "our company," "we," "us" and "our" refer to Cardigant Medical, Inc.

Description of Business & Overview
Cardigant Medical Inc. was founded in April 2009 as a Delaware corporation.
We are a development stage biotechnology company headquartered on the greater Los Angeles, CA area. We are focused on the use of biologics and combination biologics and devices for the treatment of acute coronary syndromes ("ACS") and aortic valve stenosis ("AVS"). We have a very limited operating history, but were formed to merge certain expertise in drug delivery devices with academic work on a cholesterol drug compound. Our primary focus is on treating atherosclerosis and plaque stabilization in both the coronary and peripheral vasculature as well as stenosis of the aortic valve using systemic delivery of large molecule therapeutics based on high density lipoprotein ("HDL") targets. Our secondary focus is on the use of targeted local delivery to reduce systemic exposure and drug dosage. We are using a patented, synthetically modified protein based on the Apolipoprotein A-I ("Apoa-1") structure found in HDL to address our primary focus.

We are utilizing proprietary delivery catheters for targeted local delivery to achieve our secondary focus. Our lead drug product, known internally as CMI-121 is the result of more than 10 years of research on the function and structure of the Apoa-1 protein. Circulating Apoa-1 is a protein that in humans is encoded by the Apoa-1 gene. It has a specific role in the metabolism of lipids. Naturally occurring Apoa-1 is the major protein component of HDL also known as the good cholesterol. The Apoa-1 protein constitutes roughly 70% of the HDL particle composition. Circulating plasma levels of HDL have been shown to be inversely correlated with coronary artery disease.

Our work has focused on the evaluation of various mutations of the genetic sequence of the Apoa-1 protein, the design and development of various drug delivery technologies and the optimization of drug and delivery formulations. We have pre-clinically evaluated various mutations of the Apoa-1 protein as well as delivery methods to treat simulated stable and unstable plaque lesions. The output of our work and previous academic work is a patented Apoa-1 gene sequence and proprietary formulation that was pre-clinically optimized to address the acute coronary syndrome patient. Our recent and ongoing work is in preparation for a regulatory filing with the FDA to evaluate the safety of our lead product candidate, CMI-121, in humans. ----------------------------- Page 4 -----------------------------------------

Disease State Overview
Cardiovascular disease consists of a broad group of diseases of the heart and blood vessels. One of the most common cardiovascular diseases stems from the progression of atherosclerosis. Atherosclerosis results from the accumulation of fat and cholesterol in the artery wall, leading to plaque that can cause narrowing and hardening of the arteries, eventually resulting in a loss of elasticity and function. The process of atherosclerosis can lead to a complete blockage or a rupture of the plaque causing a heart attack and or stroke. Sixty eighty percent of all heart attacks are caused by a ruptured plaque lesion with 935 thousand new and recurrent heart attacks in the US each year (2009 American Heart Association Statistics). Unfortunately most vulnerable plaque lesions are asymptomatic as the plaque buildup occurs within the arterial wall and does not always substantially protrude into the vessel causing any ischemic symptoms. As such intravascular diagnostic techniques such as angiograms are often unable to detect a vulnerable plaque lesion. Upon rupture of a plaque lesion, the arterial wall empties its lipid rich pool into the blood stream where it can either cause a clot further downstream or simply remain adjacent to the rupture site where it is eventually attacked by the body causing a clot and complete or partial blockage. It has been established over the course of scientific research spanning the last few decades that the risk of cardiovascular disease can be reduced with proper cholesterol management. Cholesterol is actually required for normal cell function and overall health. Our bodies obtain cholesterol both through the foods we eat and by manufacturing cholesterol inside some of our cells and organs. Cholesterol either remains within the cell or is transported by the blood to various organs. The major carriers for cholesterol in the blood are known as lipoproteins, which are particles composed of fat and protein, including low density lipoprotein ("LDL") and HDL. LDL delivers cholesterol to organs where it can be used to produce hormones, maintain healthy cells or be transformed into natural products that assist in the digestion of other lipids. HDL removes excess cholesterol from arteries and tissues to transport it back to the liver for elimination known as reverse cholesterol transport. In a healthy human body, there is a balance between the delivery and removal of cholesterol from the blood. Over time, however, an imbalance can occur in which there is too much cholesterol delivery by LDL and too little cholesterol removal by HDL. When people have a high level of LDL cholesterol and a low level of HDL cholesterol, there is more cholesterol being deposited in the arterial walls than being removed. This imbalance can contribute to cardiovascular disease. The current treatments for high cholesterol levels primarily focus on the reduction of LDL. While many widely prescribed LDL treatments such as statins effectively slow the buildup of dangerous atherosclerotic plaque, they may do little to reduce existing plaque. Statin drugs can also have a broad spectrum of potential side effects including liver toxicity. Other treatments have focused on the management of HDL. The net effect of increasing HDL may be an increase in the transport of cholesterol that leads to lower total body cholesterol and a reduced risk of cardiovascular disease. In the acute coronary syndrome patient, the patient can present with unstable angina or a myocardial infarction otherwise known as a heart attack. While most heart attacks are caused by a ruptured plaque lesion caused by an over accumulation of plaque in the artery wall, this over accumulation can also be problematic in the aftermath of an acute ischemic event such as a heart attack. When a heart attack occurs, a region of the heart muscle is deprived of blood flow and thereby oxygen. Often the treatment is the use of thrombolytics to break up the clot or angioplasty and or stenting to open the restricted blood vessel.
In response to the transient ischemia and the subsequent reperfusion of oxygen rich blood, the body responds in a cascade of events. These events include the activation of the complement system and the up and down regulation of acute phase proteins. The net result of this ischemia induced response is often the release of granulocyte neutrophils, macrophages and pro-inflammatory cytokines. These pro-inflammatory molecules often infiltrate adjacent coronary sites and can be responsible for the conversion from stable to unstable of additional blood vessel lesions. As a result, there is a high propensity for repeat infarcts and elevated mortality within the subsequent six month time period. Because of this additional risk, we believe there is a strong need for a drug candidate that can effectively stabilize these plaque lesions in the aftermath of an acute ischemic event.

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Apoa-1 Overview
Wild type Apoa-1 is a protein that in humans is encoded by the Apoa-1 gene.
Its primary sequence is a 243 amino acid protein which has a highly specific role in the excretion and metabolism of lipids. The Apoa-1 protein tertiary sequence is largely a repeating alpha helical structure with specific binding domains. Apoa-1 is the major protein component of HDL in plasma . The protein comprises approximately 70% of the total protein content of HDL particles and promotes cholesterol efflux from peripheral tissues to the liver for excretion in a process known as reverse cholesterol transport ("RCT"). The exact method of activation of the RCT process is still being evaluated, but it is known that Apoa-1 has a specific interaction with the enzyme Lecithin Cholesterol Acyltransferase ("LCAT"). LCAT is a major enzyme involved in the esterification of free cholesterol present in circulating plasma lipoproteins and as such is a major determinant of plasma HDL concentration. It is believed that the enzyme is responsible for the conversion from a discoidal to spherical HDL particle which can then take on cholesterol . Apoa-1 is a modulator of this interaction. It has been shown that the Apoa-1 protein has strong anti-oxidant properties as well. This is important as the oxidation of HDL particularly in the pro-inflammatory environment of the acute coronary patient has been shown to convert HDL from anti-inflammatory to pro-inflammatory. We believe that an Apoa-1 mutation that exhibits higher anti-oxidant capacity will be a stronger target than naturally occurring wild type Apoa-1. We have evaluated in animal models our Apoa-1 mutation against the naturally occurring wild type sequence and found it to possess stronger anti-oxidant properties.

Our Primary Product Candidate (CMI-121)
Our lead product candidate is known internally as CMI-121. CMI-121 was iteratively designed to optimize and augment the function of RCT by optimizing the amino acid sequence of the wild type Apoa-1. The product is the result of more than 10 years of academic research on the structure and function of the Apoa-1 protein and its role in promoting the removal of cholesterol from the artery wall. CMI-121 consists of a patented, synthetic (non naturally occurring) mutation of the Apoa-1 protein in a proprietary complex to be administered systemically for the treatment of acute coronary syndromes. CMI-121 has been evaluated in animal models of atherosclerosis against both oxidation and the removal of cholesterol from target lesions. We have found CMI-121 to be superior in resisting oxidation and in the promotion of cholesterol efflux of target vessels versus wild type Apoa-1 in the same formulation. We have also evaluated CMI-121 against other known naturally occurring mutations of Apoa-1 and also found CMI-121 either superior or equivalent in effectiveness at both resistance to oxidation and the promotion of RCT. Additionally we have evaluated CMI-121 in models of acute ischemia to simulate the acute coronary patient and to optimize the drug formulation.
In these studies, CMI-121 was found to dampen the inflammatory environment and reduce myocardial remodeling following a simulated heart attack. We have secured US rights and cooperation from the inventor, Dr. Kyun-Hyun Cho of Yeungnam University in South Korea.

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Secondary Product Candidates
We have chosen to evaluate the safety and effectiveness of CMI-121 in a first in man ("FIM") environment utilizing a systemic delivery route of administration. We believe this provides the most direct regulatory path to establish a safety and efficacy profile of our drug. However, we have designed and developed delivery technology and conducted animal studies on the effectiveness of targeted local delivery of CMI-121 and other Apoa-1 formulations utilizing two of our proprietary delivery devices. We believe the local delivery of CMI-121 may have increased benefits over systemic administration in certain clinical settings. Additionally we believe that targeted local delivery may provide an enhanced safety profile and reduce product costs due to reduced drug dosing. We have evaluated targeted delivery to the perivascular regions of the peripheral vasculature and to the isolated aortic valve and have studied the effectiveness of lower dose responses. We believe that CMI-121 in combination with our proprietary delivery catheters may provide enhanced clinical outcomes and be readily adopted as an adjunctive administration to commonly performed percutaneous interventions.

Our Business Strategy
Our goal is to establish clinical proof of concept for our CMI-121 product and then selectively pursue strategic collaborations for the commercialization for our product candidates. We also expect to seek partners in selective regions to help shoulder some of the financial and development burden for the global clinical development of CMI-121. Our motivation for doing this is to reduce the amount of capital necessary to be raised, reduce potential shareholder dilution and increase speed through the clinical trial process. While we recognize that multiple disease segments can be potentially treated with our technology, we would like to remain focused on establishing proof of concept and continuing clinical trials for the acute coronary syndrome patient and those suffering from moderate aortic valve stenosis. We believe these two indications provide the best chance of success and adequate return on investment for our shareholders.

We currently have a small lab space where we conduct in vitro experiments and produce products for our pre-clinical studies, however, this lab space is not sufficient to conduct GLP studies or produce clinical grade CMI-121. We currently outsource our in vivo studies and plan to continue outsourcing most of our in vivo work including establishing GMP production for CMI-121. We believe this allows us to better control costs and manage the risk associated with a changing regulatory environment. We have basic processes covering the manufacture of CMI-121 in pilot scale quantities and will likely need to spend considerable efforts scaling up this process and transferring it to a 3rd party contract manufacturer. We currently work with a contract manufacturer but will still need to spend time scaling up the manufacturing process for GMP compliance.

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RISKS RELATED TO OUR BUSINESS
Our business and our ability to realize the potential advantages of our technology are subject to a number of risks which should be considered before making an investment decision. These risks are discussed more fully in the "Risk Factors" section located on page 11 of this prospectus following this prospectus summary. Some of the more substantial risks that should be taken into account when considering an investment in our shares include but are not limited to the following:

We have a very limited operating history. We have incurred losses since our inception in April of 2009 and we expect to continue to incur substantial losses for the foreseeable future. We may never achieve or maintain profitability. We are currently understaffed. While we are recruiting for key technical positions, we may be unable to fill these positions or retain the talent and relationships we currently have. We may be unable to compete with better capitalized and or technically managed companies targeting similar diseases using similar technological approaches.

Our current financial position includes a lack of capitalization necessary to execute on our business plan. This requires that we raise additional funds. This will result in dilution to shareholders, and we may be unable to raise any additional capital or raise capital on attractive terms. Our ability to continue our research and conduct clinical trials also involves a significant amount of capital of which we may not be able to raise in sufficient quantity and of which we do not currently possess. The manufacturing of CMI-121 is expensive and difficult. We may be unable to establish a scalable process that is either cost effective and or in sufficient commercial or clinical quantities.

The nature of our business and technology is highly complex and our lead product candidate simply may not work for its intended clinical application.

The eventual sale of CMI-121 will be subject to numerous regulatory challenges imposed by the FDA and regulatory bodies in other countries. We may be unable to comply with these regulations and gain approval for the sale of CMI-121 in any region of the world.

There is currently no market for the trading of our shares and there is no guarantee that one will develop or at what prices and volume.

Corporate Information
We were incorporated in Delaware in April 2009. Our principal executive office is located at 1500 Rosecrans Avenue, Suite 500, Manhattan Beach, CA 90266. We have laboratory space in Pasadena, CA. Our telephone number is (310) 421-8654. Our website address is www.cardigant.com. Information contained in, or accessible through, our website does not constitute a part of, and is not incorporated into, this prospectus. Our fiscal year end is December 31.

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Special Note Regarding Forward-Looking Statements
The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. We make these types of statements directly in this prospectus. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.

All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section below, as well as any cautionary language in this prospectus, provide examples of these risks and uncertainties. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, subject to our obligations under federal securities laws.

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SUMMARY FINANCIAL DATA
You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for the year ended December 31, 2010 and the period ending March 31, 2011 and accompanying notes included later in this prospectus. The selected financial data in this section is not intended to replace our financial statements and the accompanying notes.

Summary Financial Data
                                         For the Year Ended     From Date of Inception (April 17, 2009 to    For the Quarter Ended

                                           12/31/2010                              12/31/2009                     3/31/2011
Revenue                                       $60,200                                 $0                             $110,550

Research & Development                        $149,881                                $120,386                       $27,565
Selling, General & Administrative             $39,761                                 $57,227                        $8,375
Total Operating Expenses                      $189,642                                $177,613                       $35,940
Net Loss                                      ($131,473)                              ($178,174)                     $73,886
Net (Loss) per Basic Share                    $(0.01)                                 N/A                            $0.01
Basic Shares Outstanding                      11,149,750                              1,500                          11,153,250

Balance Sheet Data
Cash & Cash Equivalents                       $57,831                                 $11,308                        $153,133
Total Assets                                  $59,730                                 $11,308                        $154,333
Total Current Liabilities                     $289,726                                $189,480                       $309,743

USE OF PROCEEDS
The selling security holders may offer and sell the shares of common stock covered by this prospectus from time to time at prices they determine.
We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. For the sale of stock offered by the Company, we will use these funds for general working capital including but not limited to the continued development of CMI-121, the recruitment of additional technical personnel and the preparation of our regulatory filing for a clinical trial of CMI-121 in the US.

PRICE RANGE OF COMMON STOCK
There is no established public trading market for our common stock in the United States or in any other country.

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RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, they may harm our business, prospects, financial condition and operating results. As a result, the trading price of our common stock if a market develops could decline and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS
We have extremely limited operating history.

We have incurred losses since our inception in April 2009 and will continue to incur losses until we receive a product approval. Even if we are able to receive product approval, we may be unable to become or maintain profitability. Most of our activities since our inception have focused on organization, startup and securing appropriate rights to our product. We have not completed development of our product candidate necessary to initiate a phase I study in the US. Because of the numerous risks associated with drug development, we are unable to predict whether our development efforts will be successful. Additionally, we are lacking a strong development infrastructure that will be required for successfully executing on a complex technology development program.

We expect to continue to incur significant operating expenses and anticipate that our expenses and losses will increase in the foreseeable future as we seek to:

 - complete our pre-clinical testing in preparation for a regulatory submission for a First in Man study;

 - initiate our US First in Man study;

 - hire additional key clinical and scientific personnel;

 - complete validation of our product manufacturing;

 - scale up our manufacturing for clinical quantities and GMP production;

 - maintain, expand and defend our intellectual property portfolio;

 - hire financial and accounting personnel as well as augment our internal control policies and procedures required for expanding our operations and our status as a public company.

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To become and remain profitable, we must succeed in developing and eventually commercializing our product with significant market potential. This will require us to be successful in a range of challenging activities, including successfully completing preclinical and in vitro testing and clinical trials of our product candidate, obtaining regulatory approvals, manufacturing validation and establishing sufficient sales and marketing infrastructure. Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business or continue our operations. A decline in the market price of our common stock could also cause a loss of all or part of any investment in our common stock.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We are a development stage company and have no commercial products. Our product candidate is still being developed and will require significant additional pre-clinical, in vitro and clinical development and additional investment before it can be commercialized. We anticipate that our most advanced product candidate, CMI-121, will not be commercially available for several years, if it becomes available at all.

Our research and development expenses will continue to increase in connection with our ongoing activities. If we are unable to raise additional funding as needed or on attractive terms, we would be forced to delay, reduce or abandon our development and commercialization efforts.

Our future capital requirements will depend on many factors, including:

 - the progress and results of our research and preclinical development programs;

 - the scale, progress, results, costs, timing and outcomes of any clinical trials of our product candidate;

 - the costs of contracting, operating, expanding and enhancing our contract manufacturing facilities and capabilities to support our pre-clinical and clinical activities and, if our product candidates are approved, our commercialization activities;

 - the costs of maintaining, increasing and defending our intellectual property portfolio, including potential litigation costs and liabilities;

As a result of these factors, we will need to seek additional funding following this offering. We would likely seek such funding through public or private financings or some combination of the two. We might also seek funding through collaborative arrangements if we determine them to be necessary or mutually beneficial. Additional funding may not be available to us on acceptable terms, or at all. If we obtain capital through strategic arrangements, these arrangements could require us to relinquish rights to our technology or product candidates and could result in our receiving only a portion of any revenues associated with the collaborative project. If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then existing stockholders. If we raise additional capital through the incurrence of indebtedness, we would likely become subject to loan covenants restricting our business activities, and holders of debt instruments would have senior rights and privileges to those of our equity investors. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support research and development, clinical or commercialization activities.
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If we are unable to obtain adequate financing on a timely basis, we may be required to delay, reduce or eliminate our technology development programs. This scenario could cause us to accept terms at less than attractive rates which could increase then shareholders dilution and could possible decrease the value of our common stock.

Our operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our operations to date have been extremely limited and as such will not provide a reasonable ability for you to gage management's ability to successfully manage and execute on a complex technology development program such as is contemplated herein. We have not yet demonstrated our ability to complete clinical studies, obtain regulatory approvals and manufacture a commercial scale product to GMP standards. This burden will become more difficult due to the increased requirements for public company reporting.

Our failure to perform on any of these items could hinder our ability to commercialize our technology or raise additional funds as may be needed. Additionally as we have an operating history that began during 2009, it will be more difficult to ascertain through study of the financial statements any future trends to be understood by comparatively looking at past performance.

If we are not able to retain and recruit qualified management and technical personnel, we may fail in developing or commercializing our technologies and product candidates.

Our future success depends to a significant extent on the skills, experience and efforts of our scientific and management teams, including Jerett A. Creed our Chief Executive Officer and our Chief Financial Officer, Ralph Sinibaldi,PhD our Chief Scientific Officer, and Emerson Perin, MD, PhD our Chief Medical Officer. While we have other scientific consultants currently working for us, our near term efforts will depend entirely on our current management until we augment our management team with non consulting personnel. Additionally, we rely heavily on external consultants for scientific, regulatory, legal, and financial advice. It is our intent to recruit for these positions in the near term, however, we may be unable to find qualified talent at market rates. Additionally our ability to recruit and retain the required talent may be tied to our ability to pay market rates for which we may not have sufficient funding. We may have to rely more extensively on our Stock Option plan to recruit and retain talent. In the event that we need to rely on our Stock Option plan, our then non employee shareholders may be subject to additional dilution. A loss of any of our key personnel including advisors and consultants could compromise our ability to execute our business plan.

We have no independent board representation or independent audit or compensation committees.

We currently have one board member, Jerett A. Creed with Ralph Sinibaldi, PhD. serving as advisor. As such we do not have any independent board representation of our shareholders. We expect to appoint independent board members and committee members within the next 6 months coinciding with the hiring of additional key management, but there is no guarantee that this will happen in a timely manner or at all.

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RISKS RELATED TO THE DEVELOPMENT OF OUR PRODUCT CANDIDATE

If a clinical trial of our product candidate fails to demonstrate safety and or efficacy to the satisfaction of a regulatory body or does not otherwise meet primary clinical endpoints, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before a regulatory approval may be granted for the sale of our product, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including:

 - regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

 - clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon our product development program that we think might be promising;

 - the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

 - our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

 - we might have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

 - regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

 - the cost of clinical trials of our product may be greater than we anticipate;

 - the supply or quality of our product or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

 - our product may have undesirable side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

If any of the above scenarios were to occur, our ability to continue our development program may be irreparably impaired. We may not be able to raise additional funding that would be required to conduct additional pre-clinical testing, our liability insurance may be inadequate for the potential risks that our patients are exposed to and we may be unable to convince a regulatory review board to initiate or continue testing of our product.

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The results of preclinical studies may not correlate with the results of human clinical trials. Additionally early stage clinical trial results do not ensure success in later stage clinical trials and interim trial results are not always predictive of final trial results.

We have not conducted any clinical proof of concept studies. Because our product candidate is not a naturally occurring compound, there is limited human data that we can leverage for safety. If we are successful in gaining regulatory approval for the initiation of a First in Man study, we may not realize the same results we have seen pre-clinically. Additionally, a successful phase I proof of concept study does not in any way guarantee similar results for larger scale phase I/II trials. In order to establish statistical significance, the patient sample sizes may have to be increased based on the data obtained. This would delay our development and require additional capital which we may not have or be able to raise. As we progress through our clinical development, we may discover new information calling into question the safety or efficacy of our product as we examine larger sets of data. This would require us to examine our overall program and potentially result in the abandonment of our development efforts.

We may experience delays in enrolling patients in clinical trials of our product candidates, which could delay or prevent the necessary regulatory approvals.

We may not be able to initiate or continue clinical trials of CMI-121 if we are unable to locate and enroll a sufficient number of eligible patients to participate in the clinical trials required by a regulatory authority. We may also be unable to engage a sufficient number of clinical trial sites to conduct our trials or convince patients to consent to a new treatment modality.

If CMI-121 is not demonstrated in clinical trials to be safe and effective for our stated indications, the value of our technology, common stock and our development programs would be significantly reduced.

We have not proven in clinical trials that CMI-121 will be safe and effective for the indications for which we intend to seek approval. CMI-121is susceptible to various risks, including undesirable and unintended side effects, inadequate therapeutic efficacy or other characteristics that may prevent or limit potential regulatory approval or commercial use. The design of clinical trials is complex and there are often many confounding factors related to the successful achievement of meeting primary and secondary endpoints. We may not be able to meet all of the endpoints originally contemplated in a clinical protocol. Our inability to establish proof of concept clinical efficacy could render the value of our common stock worthless.

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RISKS RELATED TO THE COMMERCIALIZATION OF OUR PRODUCT CANDIDATES

Our product candidate is based on a novel biologic combination that may not be well understood by or accepted by the market.

We face significant hurdles to executing our development plan through clinical trials and regulatory approval. We may receive the required regulatory approval and have limited commercial success because our technology is not well understood, too complex to administer, too expensive or simply displaced by better data from another product.

The degree of physician and patient acceptance of our product candidate will depend on many factors, including:

 - the clinical safety and efficacy of our product, the availability of alternative treatments and the perceived advantages of our product candidates over any alternative treatments;

 - the relative convenience and ease of administration, dosing tolerability and skill level required to deliver our product;

 - the frequency and severity of adverse clinical events or other undesirable side effects involving our product; and

 - the cost of our product, the reimbursement policies of government and third-party payors and our ability to obtain sufficient third-party coverage or reimbursement.

We face substantial competition from better capitalized, managed and experienced companies.

Due to the severity of the disease state we are targeting, there are significant research and development efforts ongoing from many large multinational pharmaceutical companies. These companies have proven track records of development, are better capitalized and often have more established relationships with academic and government organizations that may give them substantial advantages over us to commercialize competing or potentially disruptive technologies.

Our ability to establish and maintain profitability will be dependent on the available levels of government and third party reimbursement.

We will have limited ability to establish the reimbursement rates for our product. We are at risk that even with successful clinical trials and regulatory approvals, we may not be able to obtain any government or third party reimbursement, the reimbursement rates may be delayed pending additional data or the reimbursement rates may be lower than anticipated by us. While we can potentially influence the reimbursement rates by designing clinical studies to specifically address quality of life and recurrence rates, the design of these trials is expensive and may require these trials to be separate from our primary clinical development pathway. There is no guarantee that even if these trials were completed, that we would be successful in establishing a timely and market rate for our product.
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We have very limited experience manufacturing our product. We may not be able to contract or manufacture our product in compliance with evolving regulatory standards or in quantities sufficient for clinical or commercial sale.

The manufacture of biologic products is complex and expensive. We may be unable to transition our process from a pilot scale to a commercial scale at all or at a rate that is commercially feasible. There is no guarantee that our current contract manufacturer will continue to be able to meet our demand or be willing to further our process development efforts. If this were to happen, we would be forced to seek alternative contract manufacturers and incur substantial process transfer costs. There is no guarantee that our process could be successfully transferred to a new plant location. We are completely dependent on third parties for the supply and process development of our product at this time.
We do not currently have any in house lab facilities suitable to produce large scale biologic products. Additionally our most knowledgeable process experts for the manufacture of our product are outside advisors including the inventor of the protein. There is no guarantee that we can keep his involvement in this project.

The use of our product in humans may expose us to liability, and we may not be able to obtain adequate insurance for these claims.

The use of our product in humans subjects us to potential liability. Our product has not been tested in human subjects and therefore does not have an established safety profile. We face the risk of product liability related to the testing of our product in human clinical trials and will face an increased risk if we sell our product commercially.

If we were to face product litigation, there is no guarantee that we would have sufficient insurance coverage to defend us. We currently maintain a $2million general liability policy to cover our lab work, but this policy would not cover any clinical trial liabilities. We do require our pre-clinical sites to carry sufficient liability to cover the employees who may come in contact with our product. Any litigation we would be involved in would likely consume substantial amounts of our financial and management resources and could result in:

 - significant monetary awards against us;

 - substantial litigation costs and attorneys fees;

 - damage to our reputation;

 - slower or stopped clinical trial enrollment; and

 - a decrease or complete loss in the value of our common shares.
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RISKS RELATED TO OUR INTELLECTUAL PROPERTY

If we are unable to defend our patent position, others could directly compete against us.

Our success largely depends on our ability to establish and maintain intellectual property protection for our product. Our technology is based on one issued patent that covers both a gene and protein that is not naturally occurring. There is currently litigation going before the United States Supreme Court known as the Myriad case. This case is challenging the patentability of naturally occurring gene sequences. The outcome of this case has the potential to prevent the patenting of naturally occurring gene sequences. While our patent is for a non-naturally occurring gene sequence, there are many naturally occurring mutations that are constantly discovered. If our gene sequence were to be discovered in nature, the outcome of this case could adversely affect us.

We have patent protection in the United States for our product. Additionally we may file method patents covering potential novel ways of using and delivering our technology, however, there is no guarantee that any method patents will be granted in the United States or in any other country we may seek protection or that they will serve as a barrier from competition from better funded or staffed organizations. Additionally the protection afforded by international patent laws as well as the enforcement actions differ from country to country. There is no guarantee that we will be able to maintain adequate protection or enforcement of our intellectual property position.

If we fail to comply with our obligations in our patent license agreements, our patent rights could be diminished or eliminated.

We currently have one licensing Agreement with Yeungnam University covering the license of our lead product. This license agreement subjects us to certain time, performance and monetary obligations. We do not have any financial obligations due within the next 2 years, however, any dispute arising over this agreement or our performance under the terms of the contract would adversely affect our ability to protect our product against competition.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed.

Our research, development and commercialization activities may infringe or be claimed to infringe patents owned by third parties to whom we do not hold licenses or other rights. There may be applications that have been filed but not published that, when issued or placed in the public domain, could be claimed against us. These third parties could bring claims against us that would cause us to incur substantial expenses. If these claims against us are successfully litigated, it could result in substantial monetary damages that we may be unable to pay or would hinder or ability to further our development efforts. If a patent infringement suit were brought against us, we could be forced to stop or delay our development efforts pending the outcome of the litigation.

----------------------------- Page 18 ----------------------------------------

We may be brought into a lawsuit to defend our intellectual property or that of third party collaborators.

In the event that a competitor infringes our or our collaborator's property, we may be required to defend the patent right of our collaborators. These types of cases can be distracting and costly to management. If this were to happen, our development programs could be reduced or stopped to allow our limited resources to focus on the case. Additionally as these types of cases often require substantial discovery, there is risk that some of our confidential information could be misappropriated through outside disclosure.

RISKS RELATED TO REGULATORY APPROVAL AND OTHER GOVERNMENTAL REGULATIONS

If we are not able to obtain the necessary regulatory approvals for any of our product candidates, we may not generate sufficient revenues to continue our business operations.

Obtaining regulatory approval is a complex and timely process. There are numerous factors that may limit our ability to obtain regulatory approval in the US or internationally. Failure to achieve approval in any country where a clinical trial is conducted could have adverse effects on our financial condition.

Any or all of the following factors, among others, may cause regulatory approval for our product to be delayed, limited in marketing scope or denied:

 - our product candidate will requires significant clinical testing to demonstrate safety and efficacy before applications for approval can be filed with a regulatory body;

 - data obtained from pre-clinical and clinical trials can be interpreted in different ways, and regulatory bodies may require us to conduct additional testing;

 - it may take many years to complete the testing of our product candidates, and failure can occur at any stage of the clinical trial process;

 - Failure to meet clinical endpoints or the occurrence of serious or unexpected adverse events during a clinical trial could cause the delay or termination of our development efforts;

 - commercialization may be delayed if a regulatory body requires us to expand the size and scope of the clinical trials.

Any delays or difficulties that we encounter in obtaining regulatory approval could have a substantial adverse impact on our ability to generate product sales and cause a decrease in the value of our common stock.

----------------------------- Page 19 ----------------------------------------

If we are unable to complete our clinical trial program in a cost and time as contemplated by our business plan, we may be adversely impacted.

Our clinical trial program can be delayed for numerous reasons, many of which may be beyond our control. The completion of our clinical trials may be delayed or terminated for many reasons, including if:

 - the FDA or other regulatory authority does not grant permission to proceed and places the trial on clinical hold;

 - subjects do not enroll in our clinical trials at the rate we expect;

 - subjects experience an unacceptable rate or severity of adverse side effects;

 - third party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices required by the FDA and other regulatory requirements, or other third parties do not perform data collection and analysis in a timely or accurate manner; or

 - inspections of clinical trial sites by the FDA or by institutional review boards of research institutions participating in our clinical trials, reveal regulatory violations that require us to undertake corrective action, suspend or terminate one or more sites, or prohibit us from using some or all of the data in support of our marketing applications; or

Our expenses will increase if we have material delays in our clinical trials, or if we are required to modify, terminate or repeat a clinical trial. If we are unable to conduct our clinical trials on schedule, a regulatory approval may be delayed or denied by the FDA or other regulatory body. This event could cause a decrease in the value of our common stock.

Any product for which we obtain marketing approval will be subject to extensive ongoing regulatory requirements.

Because our technology deals with a biologic, there is potential that the FDA or any other regulatory body may require us to follow our clinical trial participants for an extended period of time. This requirement may be independent from a regulatory approval but could potentially increase our costs or subject us to additional risk as we may discover additional data points that were not available previously. Extended monitoring times or costs could reduce or eliminate our ability to become or maintain profitability. Additionally adverse events discovered as a result of a post market approval monitoring could still require us to pull our product from the market and reduce our ability to generate revenue.

RISKS RELATED TO THE PURCHASE OF OUR COMMON STOCK AND PARTICIPATION IN THIS OFFERING

There may not be an active market for the trading of our common stock
Prior to this offering, there has been no public market for our common stock. We have no market makers for our common stock, no market price for our stock and no active following of our company. There is no guarantee that a market will develop for our shares. If a market does not develop, it may be difficult to sell shares of our common stock. Additionally, as this is the first time our current shareholders will have the ability to sell their shares to the public, there may be an imbalance of sellers versus buyers causing any developed share price to decline.

If a market develops, the trading of our common stock is likely to be thin and volatile.

As there is no established track record of share price and performance for our company, it is likely that it will take some time to develop a market and a following of our stock if one develops at all. Additionally the market for biotechnology companies in particular can be volatile. The market can often react to any news that may or may not directly involve the company if it is perceived that it effects the environment in which the company operates. This can include:

 - results of clinical trials of our technology or those of our competitors;

 - regulatory or legal developments in the United States and foreign countries;

 - variations in our financial results or those of companies that are perceived to be similar to us;

 - changes in the structure of healthcare payment systems;

 - sales of substantial amounts of our stock by existing stockholders;

 - sales of our stock by insiders and large stockholders;

 - general economic, industry and market conditions;

 - additions or departures of key personnel;

 - intellectual property, product liability or other litigation against us;

 - expiration or termination of our potential relationships with collaborators; and

 - other factors described in the "Risk Factors" section.

----------------------------- Page 20 ----------------------------------------

Additionally it is not uncommon for shareholders of biotechnology companies to initiate class action lawsuits against companies that have experienced periods of extreme volatility in the share price. If we were to be subject to such a lawsuit, we would likely incur a substantial cash drain as well as the distraction of key management personnel.

If you purchase shares of our common stock, you are likely to incur significant dilution.

We will need to raise additional cash to continue our development efforts.
As there is uncertainty in the market that may develop for our common shares as well as the established market price, there is no guarantee that a future fund raising activity will be done at per share prices above what was paid in this offering or in the open market during this time. Additionally as we will be recruiting for additional senior executive positions, it is likely that stock options will be granted. We may also utilize warrants to further incentivize some of our key consultants.

A significant concentration of our total issue shares are held by our founder and Chief Executive Officer. Approximately 98% of our total issued shares are held directly or through entities controlled by our founder and Chief Executive Officer. This could make it very difficult for shareholders to exert influence over the strategic direction of the company. If all shares are sold (not including over allotment), our founder will still control approximately 86% of our issued and outstanding shares. Including over allotment, this number will go down to 81%

As a reporting entity, we may be subject to Section 404 of the Sarbanes-Oxley
Act.

Among other things, this act requires our Chief Executive and Chief Financial Officers to attest to the relevant strength over internal controls and the quality of financial reporting. Our CEO and CFO positions are currently held by Mr. Jerett A. Creed. While we expect to hire a CFO in the near term, there is no guarantee that we will be able to find a suitable candidate. Additionally Section 404 requires the identification of material weakness in the internal control over financial reporting process. We are in the early stages of building an internal control infrastructure that is appropriate for our size and level of complexity. As such we may have to identify several material weaknesses that exist which may negatively impact the value of our common stock.

DETERMINATION OF OFFERING PRICE

The offering price has been estimated solely for the purpose of calculating the registration fee payable to the Securities and Exchange Commission in connection with this prospectus. The offering price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares.

----------------------------- Page 21 ----------------------------------------

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

The registration statement, of which this prospectus forms a part, relates to our registration, for the account of the Selling Shareholders listed below, of an aggregate of 500,000 shares of common stock and to the sale of up to 2,000,000 of the Company's common stock.

The sale of the selling shareholders' Shares by the selling shareholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling shareholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling shareholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at market prices prevailing at the time of sale, or at negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. We will file a post-effective amendment to our registration statement with the SEC if any selling shareholder enters into an agreement to sell shares through broker-dealers acting as principals after the date of this prospectus.

The Selling Shareholders, during the time each is engaged in distributing shares covered by this prospectus, must comply with the requirements of Regulation M under the Exchange Act. Generally, under those rules and regulations they may not: (i) engage in any stabilization activity in connection with our securities, and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling shareholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA broker-dealers who make a market in "a penny stock". A penny stock generally includes any non-FINRA equity security that has a market price of less than $5.00 per share. Our shares may be quoted on the OTC Bulletin Board, and the price of our shares may fall within a range which would cause our shares to be considered a "penny stock". The additional sales practice and disclosure requirements imposed upon broker-dealers handling "penny stocks" may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the market.

Under the "penny stock" regulations, a broker-dealer selling "penny stocks" to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to purchase, unless the broker-dealer or the transaction is otherwise exempt. In addition, the "penny stock" regulations require the broker-dealer to deliver, prior to any transaction involving a "penny stock," a disclosure schedule prepared by the Commission relating to the "penny stock" market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the "penny stock" held in a customer's account and information with respect to the limited market in "penny stocks." All of the foregoing may affect the marketability of our securities.

Sales of any shares of common stock by the selling shareholders may depress the price of the common stock in any market that may develop for the common stock.

At the time a particular offer of the shares is made by or on behalf of a selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholder and any discounts commissions, or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public. Under the Securities Exchange Act of 1934, as amended, and its regulations, any person engaged in the distribution of shares of common stock offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the selling shareholders.

The following table sets forth information known to us regarding ownership of our common stock by each of the selling shareholders as of the date hereof and as adjusted to reflect the sale of shares offered by this prospectus. None of the selling shareholders has had any position with, held any office of, or had any other material relationship with us since our inception except for our Chief Executive Officer (Jerett Creed) and our Chief Scientific Officer
(Ralph Sinibaldi).

We believe based on information supplied by the following persons that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. Because the selling shareholders may sell all or only a portion of the 500,000 shares of common stock registered hereby, we cannot estimate the number of these shares that will be held by the selling shareholders upon termination of the offering.
The information in the last column of the table below assumes that the selling shareholders sell all of their shares offered in this prospectus.

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SELLING SHAREHOLDERS

Shareholder                   Number of Shares Owned         Relationship with Issuer    Shares Owned After Offering
Jerett Creed                        290,750                       D, CEO, CFO                 10,676,250
Shane Manning                       70,000                        None                        None
Greg Tylka                          12,500                        None                        None
Courtney Tylka                      12,500                        None                        None
Peter Stavis                         1,000                        None                        None
Gregory ten Bosch                      500                        None                        None
Carl Slabicki                        1,000                        None                        None
Cory Hannaford                       9,000                        None                        None
Larry Hermona                          500                        None                        None
John ten Bosch                         750                        None                        None
Denise Beals                           500                        None                        None
Jeanne Proto                         1,000                        None                        None
Franz Goepfert                      30,000                        None                        None
Ralph Sinibaldi                     15,000                        CSO                         5,000
Jason Schlenker                     20,000                        None                        None
Emerson Perin                       15,000                        CMO                         None
Vince Parras                        20,000                        None                        None

Total                             500,000

<F1>
D: director, CEO: Chief Executive Officer, CFO: Chief Financial Officer, CSO: Chief Scientific Officer, CMO: Chief Medical Officer

We intend to keep this prospectus effective for one year from the date of this prospectus, although we reserve the right to terminate the distribution under this prospectus prior to that time.

State Blue Sky Information Relating to the Shares

The Selling Shareholders may offer and sell their Shares only in States in the United States where exemptions from registration under State securities laws are available. The Company intends to obtain an exemption, known as the "manual exemption," in approximately 38 States where such exemption is available. Generally, the manual exemption is available to issuers that maintain an up-to-date listing that includes certain information about the issuer in a recognized securities manual. The Company intends to obtain a listing in "Standard & Poor's Corporation Records," or Mergent's (formerly Moody's) Manuals and News Reports, both recognized securities manuals. The States that provide the manual exemption include: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Guam, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts,
Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada,
New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Texas, U.S. Virgin Islands, Utah, Washington, West Virginia, and Wyoming. Each State's law is different. Some of the States provide a general exemption for issuers' securities that are listed in a "recognized securities manual" (or similar language) while other States have provisions that name the recognized securities manuals that qualify an issuer for the exemption in that State. Investors, Selling Shareholders and securities professionals are advised to check each State's securities laws and regulations (known as "Blue Sky" laws) to ascertain whether an exemption exists for the Company's shares in a particular state. When our registration statement
(of which this prospectus forms a part) becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, the Company will be able to identify whether it will need to register or will rely on an exemption there from.

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DIVIDEND POLICY
We have never declared or paid any dividends on our common stock or any other securities. It is unlikely that we will have any revenue for the next several years, and we anticipate that we will retain all of our future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future.

CAPITALIZATION

                                  For the Year Ended           From Inception (April 17, 2009) through    For the Quarter Ended
                                      12/31/2010                            12/31/2009                          3/31/2011
Balance Sheet Data
Cash & Cash Equivalents               $57,831                               $11,308                             $153,133
Common Stock ($0.001 par value,
15,000,000 authorized at
Dec 31, 2010)                         11,149,750                            1,500                               11,153,250
Additional Paid in Capital            $68,502                                     -                             $69,198
Accumulated Deficit                   ($309,647)                            ($178,174)                          ($235,761)

DILUTION

We have no convertible preferred stock issued or authorized. As such dilution from the purchase of our common stock will come from additional offerings in the future that are likely to occur as well as any vested stock options or warrants that may be granted from time to time. We do not currently have any stock options granted as part of our Stock Option Plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the related notes to those statements included later in this prospectus. In addition to historical financial information, this discussion may contain forward-looking statements reflecting our current plans, estimates, beliefs and expectations that involve risks and uncertainties. As a result of many important factors, particularly those set forth under "Special Note Regarding Forward-Looking Statements" and "Risk Factors," our actual results and the timing of events may differ materially from those anticipated in these forward-looking statements.

Overview
We are a development stage biotechnology company focused on local drug delivery for the treatment of cardiovascular and peripheral vascular disease. Cardigant was founded to capitalize on the belief that local drug delivery to the vasculature holds the potential to improve outcomes and treat previously untreated disease segments most notably vulnerable atherosclerotic plaque lesions of the coronary, peripheral, and neuro vasculatures. Our primary focus is on treating atherosclerosis and plaque stabilization using targeted delivery of large molecule therapeutics based on high density lipoprotein
(HDL) targets. Circulating plasma levels of HDL are inversely correlated with coronary artery disease. Towards this goal, we have a proprietary gene and protein formulation that is delivered via a catheter from the endoluminal surface to the adventitial and perivascular space of one or more lesions as identified by intravascular ultrasound (IVUS) and or optical coherence tomography (OCT). Our most advanced product candidate known as CM-121 consists of a recombinant protein construct coding for a synthetic mutation of the apao-1 protein. CM-121 is a synthetic mutation of the apoa-1 protein whose primary function is the promotion of reverse cholesterol transport (RCT) from the arterial wall to the liver for catabolism and excretion. Apolipoprotein A-I is a protein that in humans is encoded by the Apoa-1 gene. It has a specific role in the metabolism of lipids. Naturally occurring Apoa-1 is the major protein component of HDL also known as the good cholesterol. Apoa-1 protein constitutes roughly 70% of the HDL composition. CM-121 was iteratively designed to optimize and augment the function of RCT by optimizing the amino acid sequence of the wild type apoa-1. We have been evaluating the catheter based local delivery of our product for specifically reducing the plaque content and burden within one or more adjacent sites.

----------------------------- Page 24 ----------------------------------------

As we are a development stage company, we have incurred losses since our inception in April of 2009. As we continue to raise funds and further our development program, we expect to incur even greater expenses and losses.
We have no revenues and do not expect to incur any revenue for several years until such time as our lead therapeutic compound may, if at all, be approved a regulatory body for sale in a region of the work covered by that regulatory body.

Financial Operations Overview
Revenues
We are a development stage company with our lead product candidate several years away from generating any revenue. We do not expect to generate any revenue from the sale of our technology for several years. We do however occasionally apply for non taxable grant funding to support our research and development efforts. We currently have grant applications outstanding, however, we can make no guarantees that any grant money will be awarded from these applications. In November of 2010 we were awarded a non taxable grant in the amount of $170,750. $60,200 of this was paid in December of 2010 with the remaining $110,500 paid in February of 2011.

Cost of Product Sales
We do not currently sell any products and do not expect to for several years. We are targeting a product cost in the 10-15% of sales as our goal. This is simply an internal goal that is subject to many uncertainties including the ability to cost effectively produce the product, establish a supportable market price in the region of approval and obtain sufficient reimbursement from governmental and or third party insurance agencies.

Research and Development Expenses ("R&D")
Our research and development expenses primarily consist of personnel-related costs, technical consulting fees, and contract research fees. As our senior management are largely involved with overseeing our current development programs, we currently allocate 80% of their salary (accrued or otherwise) to R&D expense. This is a change from 2009 where we allocated 60% of their salary to R&D. We expect to hire additional technical personnel, engage in additional pre-clinical studies and incur additional patent fees.
As such we expect our R&D spending to increase in the coming periods. Assuming we are able to raise sufficient funds, we expect to incur an additional $1.1 million over the next 18 months in execution of our pre-clinical and clinical development programs. We believe this will take us through the required approval to begin a phase I trial in the US. This number could be increased by approximately $300 thousand in the event that the regulatory body does not accept a non GLP study. In this case, we may be forced to complete a follow on GLP study.

Selling, General and Administrative Expenses ("SG&A")
Our selling, general and administrative expenses consist primarily of non allocated salaries including benefits. As we expect to hire additional personnel, we expect this amount to increase to approximately $250 thousand over the next 12-18 months. Additionally we expect to move into a new office space which will add an additional $36 thousand annual expense. In addition to hiring accounting personnel for public company reporting requirements, we also expect to incur an additional $30 thousand per year of investor relations expenses for disseminating company information, news releases and public filings.

Critical Accounting Policies and Significant Judgments and Estimates
We have prepared our financial statements in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, expenses and related disclosures at the date of the financial statements, as well as revenues and expenses during the reporting periods. Our estimates are based on historical experience and management's best judgment made at the time. We continue to evaluate our assumptions and will continue to do so as we gain additional operating history and are better able to compare estimates versus actual in our assumptions and estimates going forward.

Revenue Recognition
The Company recognizes revenue when evidence of an arrangement exists, title has passed (generally upon shipment) or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured. Revenue from product sales to new customers is recognized when all elements of the sale have been delivered. All costs related to product shipment are recognized at time of shipment. The Company does not provide for rights of return to customers on product sales and therefore does not record a provision for returns.

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Research and development
The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development ("ASC 730-10"). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

Share-Based Compensation
The Company accounts for stock-based compensation under ASC Topic 505-50, formerly SFAS No. 123R, "Share-Based Payment" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An amendment to SFAS
No. 123." These standards define a fair value-based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the period in which the Company expects to receive the benefit, which is generally the vesting period.

Income Taxes
The Corporation is taxed as an S Corporation under the Internal Revenue
Code and applicable state statutes. Under an S Corporation election, the income of the Corporation flows through to the stockholders to be taxed at the individual level rather than the corporate level. Accordingly, the Corporation will have no tax liability (with limited exceptions) as long as the S Corporation election is in effect. The income allocable to each stockholder is subject to examination by federal and state taxing authorities. In the event of an examination of the income tax returns, the tax liability of the stockholders could be changed if an adjustment in the income is ultimately determined by the taxing authorities.

Results of Operations for the three Months Ended March 31, 2011 (unaudited)

Revenues
We are development stage and do not have a product commercially available for sale. We do not expect to realize and revenue for several years. As such it is imperative that the reader recognize that our primary source of working capital will generally come from equity sales. We do however occasionally apply for non taxable grant funding to support our research and development efforts. We currently have grant applications outstanding, however, we can make no guarantees that any grant money will be awarded from these applications. In November of 2010 we were awarded a non taxable grant in the amount of $170,750. $60,200 of this was paid in December of 2010 with the remaining $110,500 paid in February of 2011.

Cost of Product Sales
We do not currently have any product costs and do not expect to incur any costs of this type for several years. Any costs associated with producing or procuring product for pre-clinical or clinical studies is considered R&D expenses.

Research and Development Expenses
Research and development expenses for the three months ended March 31, 2011 were $27 thousand. This represents a nearly 90% decrease from the year ago period. This change is mostly attributed to higher costs seen in the year ago period due to the completion of an animal study during that time. These expenses consisted primarily of allocated salary of our CEO and CSO, payment for materials and reagents and pre-clinical work. We expect our R&D expenses to ramp up to approximately $600 thousand over the next 12-18 months with most of the expenses back ended.

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Selling, General and Administrative Expenses
Selling, general and administrative expenses for the three months ended March 31, 2011 were $8.3 thousand. This equates to a 36% reduction from the year ago period. This amount consisted mostly of salary expense and the decrease is due largely to the allocation of a larger portion of management's salary to SG&A. We expect this amount to increase by approximately $85 thousand per quarter beginning in the quarter after this registration statement is effective assuming sufficient funds are available to facilitate hiring.

Net Income (Loss)
We had a Net Income for the period of $74 thousand. This represents a change of 187% from the year ago period. On a per share basis, we had a $0.01 gain for the period ended. This change is due to the payment of a non-taxable grant from the National Institutes of Health. Without the grant, we would have incurred a Net Loss of $37 thousand.

Results of Operations for the Year Ended December 31, 2010

Revenues
We are development stage and do not have a product commercially available for sale. We do not expect to realize and revenue for several years. As such it is imperative that the reader recognize that our primary source of working capital will generally come from equity sales. We do however occasionally apply for non taxable grant funding to support our research and development efforts. We currently have grant applications outstanding, however, we can make no guarantees that any grant money will be awarded from these applications. In November of 2010 we were awarded a non taxable grant in the amount of $170,750. $60,200 of this was paid in December of 2010 with the remaining $110,500 paid in February of 2011.

Cost of Product Sales
We do not currently have any product costs and do not expect to incur any costs of this type for several years. Any costs associated with producing or procuring product for pre-clinical or clinical studies is considered R&D expenses.

Research and Development Expenses
Research and development expenses for the year ended December 31, 2010 were $150 thousand representing a 19.7% increase from the year ago period. This increase is mostly attributable to additional animal studies and the change in allocation of management's salaries from 60% to 80%. These expenses consisted mainly of allocated salary for our CEO, expense for our CSO and pre-clinical in vivo and in vitro studies.

Selling, General and Administrative Expenses
Selling, general and administrative expenses for the year ended December 31, 2010 were $40 thousand representing a 43.9% decrease from the year ago period. This amount consisted primarily of salary expense, and the change is due primarily to a reduction in the allocated amount of management's salary.

Net Income (Loss)
We had a Net Loss for the period of $131 thousand. This represents a decrease of 35.5% from the year ago period. On a per share basis, we had a $0.01 loss for the period ended. This decrease is primarily due to the payment of a non-taxable grant from the National Institutes of Health of $60,200 at year end. Without the grant, we would have incurred a Net Loss of $192 thousand.

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Liquidity and Capital Resources

Sources of Liquidity
Since our inception, we have financed our operations primarily through capital contributions made by our founder and investors. We do however occasionally apply for non taxable grant funding to support our research and development efforts. We currently have grant applications outstanding, however, we can make no guarantees that any grant money will be awarded from these applications. In November of 2010 we were awarded a non taxable grant in the amount of $170,750. $60,200 of this was paid in December of 2010 with the remaining $110,500 paid in February of 2011. In addition to the money contemplated in this prospectus, going forward we will be required to conduct additional capital raises to provide the working capital sufficient to fund our development program. We will ideally raise enough money to fund our operations for the next 18 months. If we are unable to raise the required amount, we will be forced to do smaller raises and potentially slow our development program. Our lack of liquidity is one of our greatest risks as an investment opportunity. As we are a development stage company with no physical assets, our primary source of liquidity will come from selling equity for the next several years.

Cash Flows
We had cash and cash equivalents of $153 thousand as at March 31,2011 and $109 thousand as of August 09, 2011. We anticipate the current cash on hand will take us through the first quarter of 2012 at which time if we have not raised additional cash, we will have to delay or stop part or all of our development programs.

We did not generate any cash from operating activities during 2010 or the first quarter of 2011 aside from non taxable grant sources and will likely not be generating any cash from operating activities during the next several years.

All of our cash flows to date have arisen from cash flows from financing activities except for those arising from non taxable grants.

We have not generated any cash from investing since our inception.

Capital Resources and Expenditure Requirements
We expect that we will use all of the cash and cash equivalents currently on hand plus any additional cash raised as a result of this offering for working capital general corporate purposes including increased costs for complying with public reporting obligations. Our current cash and cash equivalents are not sufficient to allow us to execute our development plan. Additionally as our development plan is based on estimates, it is possible that we may incur increased costs associated with executing our business plan. We manage our development program as modular as possible to allow for the delay or temporary stopping of programs as cash reserves dictate. This will become more difficult to do as we shift to increased fixed costs associated primarily with headcount additions.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
Our exposure to market risk is confined to our cash and cash equivalents, all of which are held in US dollar denominated cash. The goal of our investment policy is to preserve capital and maintain liquidity as needed to allow for the fastest completion of our development program. We do have operations in foreign countries including Korea and China. While the China currency is currently pegged to the US dollar, there is risk that this policy will shift in the future. We attempt to mitigate the risk posed by currency fluctuations by negotiating our contracts to be payable in US dollars. All of our current contracts have been negotiated in this manner. We currently have not entered into any hedging or derivative contracts.

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STOCK OPTION PLAN
On May 5, 2010 we adopted the 2010 Stock Option Plan (the "Plan") under which our officers, directors, consultants, advisors and or employees may receive stock options. The aggregate number of shares of common stock that may be issued under the plan is 5,000,000. The purpose of the Plan is to assist us in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of Cardigant who contribute to our success, and to achieve long-term objectives that will be to the benefit of all shareholders through the additional incentive commensurate in the ownership of our common stock. Options granted under the plan will be either "incentive stock options", intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the "Code") or "unqualified stock options."

The Plan will be administered by the Board of Directors who will set the terms under which options are granted. No options have been granted under the Plan as of the date of this prospectus.

DESCRIPTION OF OUR BUSINESS
Overview
We are a pre-clinical stage biotechnology company focused on local drug delivery for the treatment of cardiovascular and peripheral vascular disease. Cardigant was founded to capitalize on the belief that local drug delivery to the vasculature holds the potential to improve outcomes and treat previously untreated disease segments most notably vulnerable atherosclerotic plaque lesions of the coronary, peripheral, and neuro vasculatures. Our primary focus is on treating atherosclerosis and plaque stabilization using targeted delivery of large molecule therapeutics based on high density lipoprotein
(HDL) targets. Circulating plasma levels of HDL are inversely correlated with coronary artery disease. Towards this goal, we have a proprietary gene and protein formulation that is delivered via a catheter from the endoluminal surface to the adventitial and perivascular space of one or more lesions as identified by intravascular ultrasound (IVUS) and or optical coherence tomography (OCT). Our most advanced product candidate known as CM-121 consists of the administration of a recombinant protein based on the apao-1 protein. CM-121 is a synthetic mutation of the apoa-1 protein whose primary function is the promotion of reverse cholesterol transport (RCT) from the arterial wall to the liver for catabolism and excretion. Apolipoprotein A-I is a protein that in humans is encoded by the Apoa-1 gene. It has a specific role in the metabolism of lipids. Naturally occurring Apoa-1 is the major protein component of HDL also known as the good cholesterol. Apoa-1 protein constitutes roughly 70% of the HDL composition. CM-121 was iteratively designed to optimize and augment the function of RCT by optimizing the amino acid sequence of the wild type apoa-1. We have evaluated the catheter based local delivery of our protein as a method for specifically reducing the plaque content and burden within one or more adjacent sites.

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Our Business Strategy
Our goal is to establish proof of concept for our CM-121 compound and delivery method. We have secured rights to the compound, tested the compound and our combined delivery method in various pre-clinical experiments. We are now finalizing our manufacturing sourcing including vendor qualification, process development and GMP manufacturing capability. Additionally we are going through our regulatory strategy to enable us to establish proof of concept. We define proof of concept as evidence established through human trial (s) of the ability of our compound and delivery method to safely reduce the atheroma burden on atherosclerotic lesion (s) as measured by intravascular ultrasound and or optical coherence tomography. While our business goal is to establish this clinical evidence and then seek larger pharma partners to continue the clinical development, we are also preparing contingency plans in the event we are unable to locate or come to acceptable terms with a strategic partner. As we are currently very cash limited, we will be seeking to raise additional funds at some point after this registration statement is declared effective. Our corporate philosophy is to try and do as much as possible without spending more than necessary. We believe we have an obligation to our current and future shareholders to only do that which is necessary to achieve our business goals and to execute our business plan in the shortest period of time. Regardless of the outcome, we believe it is our corporate mandate to determine if our technology will work for its stated indication as quickly as possible. To this end, we are slightly different than others working in this space. While we believe there are other potential disease states and lesion segments, we believe it is important to stay focused. This is why CM-121is focused on the treatment of peripheral artery disease with delivery targeted to various regions of the iliac, superficial femory and popliteal arteries. We believe this segment provides the safest target with an unmet clinical need.

Scientific Background of Apoa-1
Wild type Apolipoprotein A-1 is a protein that in humans is encoded by the Apoa-1 gene. It has a highly specific role in the excretion and metabolism of lipids. Apoa-1 is the major protein component of HDL in plasma . The protein comprises approximately 70% of the total protein content of HDL and promotes cholesterol efflux from tissues to the liver for excretion. The exact method of activation of the RCT process is still being evaluated, but it is known that apoa-1 has interaction with Lecithin Cholesterol Acyltransferase
(LCAT). LCAT is a major enzyme involved in the esterification of free cholesterol present in circulating plasma lipoproteins and as such is a major determinant of plasma HDL concentrations The enzyme is bound to high-density lipoproteins (HDLs) and low-density lipoproteins in the blood plasma. Apoa-1 is a modulator of this interaction.

CM-121 consists of the catheter based delivery of a recombinant apoa-1 based protein. The gene, protein product and method of manufacture are covered by patent number US2005287636(A1) - "ProapolipoproteinA-I mutant and pharmaceutical composition comprising the same for prevention and treatment of atherosclerosis and hyperlipidemia." We have secured exclusive US rights and cooperation from the inventor, Dr. Kyun-Hyun Cho of Yeungnam University through the Industry Academy Cooperation Foundation of Yeungnam University of South Korea. The discovery was made after 10 years of research on the structure and function of the apoa-1 protein and its role in RCT. The premise of the work is that the primary binding and LCAT activation occurs within the helix 6 domain of the apoa-1 protein. The 143-165 residues were iteratively evaluated for their effect on dimyristoyl phosphatidylcholine
(DPMC - egg yolk) clearance and the conversion from discoidal to spherical HDL particles, both of which are thought to be measures for the in vivo evaluation of RCT. Ultimately it was discovered that the substitution of a positively charged amino acid (lysine) at residue 156 resulted in the optimal synthetic sequence.

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Stated in less technical terms, apoa-1 is believed to be responsible for attaching to cholesterol and lipids within certain cells and in the area around the cells. Once the apoa-1 binds to the lipid material, it re-enters the bloodstream and it travels to the liver where the product is broken down and excreted. This is the main role of HDL cholesterol which is also why it is known as the "good cholesterol." HDL is normally synthesized in the liver and enters the bloodstream where it travels to sites of plaque accumulation. The exact signaling mechanism is not clear at this time.
It may be simply at times by diffusion across the endothelial gap junctions and cell signaling by macrophages at others. LDL does this process essentially in reverse. Its primary purpose is to carry lipid material that is required for cells and other tissues to function properly. So a certain amount of LDL is necessary, but probably not the levels that most on a western diet will achieve. The ratio of LDL to HDL is very important. As this ratio leans in favor of LDL, the plaque accumulation rate picks up. This is where HDL or more specifically, Apoa-1 therapy comes in. CM-121 was synthetically designed to try and accentuate this ability to lower plaque burden. This is a short term treatment. The goal is simply to reduce a patient's plaque burden in a region of interest and thus potentially reduce a patient's risk category. After the treatment, the patient will need to alter his or her lifestyle and eating habits to avoid returning to a higher risk category.

Preclinical Research - Rationale for the Use of CM-121 for the treatment of vascular disease. We and researchers at other institutions have evaluated the safety and efficacy of CM-121 in small and large animal studies. To date, more than 5 studies have been completed on animals including rodents, rabbits and pigs. In these studies we evaluated the binding characteristics of the protein to cholesterol, the clearance rate of the protein in its bound state, the interaction of CM-121 with LCAT, the tolerability of differing doses and concentrations, two different cell transfection methods, and a viral expression promoter for transgene expression into skeletal muscle. In three of these studies we evaluated the relative efficacy versus the wild type apoa-1 and the R173C naturally occurring mutation. The R173C mutation has been successfully evaluated in humans. In all three studies, CM-121 showed equivalent or superior benefits to the R173C mutation and was superior to the wild type in all experiments. In the last two experiments, one of which was a large animal study, we have completed dosing and concentration studies. We are now preparing our protocols for pharmacodynamic and toxicology studies in preparation for a First In Man regulatory submission.

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Market Opportunity for CM-121
Sixty - eighty percent of new and recurrent heart attacks in the United States each year are caused by a ruptured plaque lesion (935 thousand new cases in the US alone (2009 American Heart Association) , 2.2 million in the US, Europe and Japan combined representing a multibillion US dollar market opportunity. There is no question that the market (s) that CM-121 is attempting to address represent markets in excess of a billion dollars. The risk of CM-121 and for the company is whether our product will achieve clinically relevant endpoints in a safe and cost effective manner.

Clinical Development of CM-121
It is our goal to initiate a First In Man clinical study before the end of 2012. Based on our current regulatory strategy, we expect this trial to be in the US. We have been in discussions with Clinical Research Organizations and are currently conducting our pre-clinical studies based on the submission requirements necessary for a US first in man trial.

Manufacturing
The method for delivering CM-121 currently requires two products, a biologic and one FDA approved catheter. The catheter is owned and supplied by Mercatur Medsystems of San Leandro, CA and does not require any additional process or product development. They have established GMP manufacturing for this catheter and we expect that they will continue to be our supplier. In the future we will be required to negotiate a definitive supply agreement that will guarantee us a steady supply or provide us the right to establish 3rd party manufacturing. If we are unable to negotiate a supply agreement on favorable terms, we have developed local delivery catheters that can be used as a substitute. Our biologic supplier is currently located in Shanghai, China. We are currently working on process development and clinical grade standard operating procedures. Once we have a validated process for our protein complex, we will look to find an alternative qualified vendor to reduce our dependence and the risk associated with a single supplier. We do not anticipate the purchase of any equipment within the next 12 months in order to execute our business plan.

Sales and Marketing
We currently do not have any sales and marketing infrastructure and do not plan on establishing any within the next few years. We expect to pursue strategic marketing and distributing collaboration when that time comes.

Intellectual Property
Our intellectual property is divided into four (4) categories: Compound, delivery method, transfection, supply agreements.

Compound: We have exclusive US rights to patent US2005287636(A1) - "Proap olipoproteinA-I mutant and pharmaceutical composition comprising the same for prevention and treatment of atherosclerosis and hyperlipidemia" and related filings. This patnet has been issues in Korea and the US and covers the gene sequence, protein product, and ecoli expression system method for manufacture.

Delivery Method: We have filed three provisional applications related to the delivery method that we have pre-clinically evaluated. There is no guarantee that we will file a patent application within the required one year time frame. Additionally there is no guarantee that an actual patent will be issued.

Supply Agreements: We do not plan to initiate any First in Man studies without all required Material Supply Agreements in place to ensure the required supply. Additionally we plan to seek exclusive supply agreements for the Field in which we are operating. How the Field gets defined and what level of exclusivity is subject to negotiations.

Know-how: We have developed proprietary standard operating procedures and animal models for producing and evaluating our technology. We consider these processes and methods confidential to our business. As such we seek to limit disclosure of this information to those parties that consent to signing confidentiality agreements limiting their ability to act on such information and to disclose to others.

Additionally, we have generated know-how related to the manufacturing of our biologic products. Some of this know-how is covered in the '636 patent. Other know-how not covered in that application we treat as trade secrets and protect through the use of Confidentiality Agreements.

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Competition
Our industry is subject to rapid and intense technological change. We will without a doubt face companies with better capitalization and technological expertise. The vascular space is fiercely competitive and there are numerous compounds and delivery approaches under study. Specifically related to apoa-1, there are 4 companies that we are aware of working in this area.

In December 2009, Pfizer licensed its rights to the apao-1 Milano program to the Medicine Company. The terms called for $10 million upfront with various development milestones and royalties payable to Pfizer if the development is successful. Apoa-1 Milano (also known as R173C) has been previously evaluated in humans and found to reduce plaque by approximately 5% after a series of injections given once a week.

Resverlogix Corporation of Calgary, BC Canada is currently conducting a phase II study evaluating its apoa-1 small molecule. It's using a flavenoid derivative given daily in oral form for the enhanced transcription of apoa-1. Cerenis Corporation of Ann Arbor, MI and France is currently developing an HDL based therapy (CER-001) for treating acute coronary syndromes. The compound is currently in phase II trials.

CSL Limited of Australia is currently developing an HDL based compound derived from human plasma. Their compound (CSL-112) is currently in a small phase I trial.

Related Party Transactions
We currently do not have any related party transactions.

U.S. Government Regulation
In the United States, CM-121 will be regulated by the FDA as a biological product. Biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and related regulations, and other federal, state and local statutes and regulations. Failure to comply with the applicable U.S. regulatory requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the imposition by the FDA or an Institutional Review Board, or IRB, of a clinical hold on trials, the FDA's refusal to approve pending applications or supplements, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

Combination Products
The FDA has the authority to approve and regulate combination products. A combination product may include a product that includes two or more regulated components such as a biologic product and a device that are combined or produced as a single entity. We believe CM-121 will fall into the category of a combination product if it delivered locally through a catheter based device. For regulatory filing purposes, the FDA looks at primary means by which a product achieves its most significant therapeutic function. If the function is largely biologic, the FDA office focused on biologics will likely regulate the submission and approval process.

Privacy Laws
Federal and state laws govern our ability to obtain and, in some cases, to use and disclose data we need to conduct research activities. Through the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress required the Department of Health and Human Services to issue a series of regulations establishing standards for the electronic transmission of certain health information. Among these regulations were standards for the privacy of individually identifiable health information. HIPAA does not preempt, or override, state privacy laws that provide even more protection for individuals' health information. These laws' requirements could further complicate our ability to obtain necessary research data from our collaborators. In addition, certain state privacy and genetic testing laws may directly regulate our research activities, affecting the manner in which we use and disclose individuals' health information, potentially increasing our cost of doing business, and exposing us to liability claims. In addition, patients and research collaborators may have contractual rights that further limit our ability to use and disclose individually identifiable health information. Claims that we have violated individuals' privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

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Other Regulations
In addition to privacy law requirements and regulations enforced by the FDA, we also are subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, micro-organisms and various radioactive compounds used in connection with our research and development activities. These laws include, but are not limited to, the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, we cannot assure you that accidental contamination or injury to employees and third parties from these materials will not occur. We may not have adequate insurance to cover claims arising from our use and disposal of these hazardous substances. We do maintain a $2 million general liability policy for our work that is conducted at our Pasadena laboratory.

Foreign Regulation
In addition to regulations in the United States, we may be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of biological products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. The requirements governing the conduct of clinical trials and the approval process vary from country to country and the time may be longer or shorter than that required for FDA approval.

Employees
As of March 31, 2010 we had one employee. The rest of our staff are on a consulting basis covered by a Consulting Agreement including management, scientific, clinical, regulatory and legal resources. We have initiated the process to fill key management roles as we move forward and convert certain consultants to full time employee status. We estimate that we need to hire an additional 6 full time equivalent staff in the next 12-18 months including two officer level positions.

Facilities
Our corporate headquarters are located in Manhattan Beach, CA and we maintain a working laboratory in Pasadena, CA.

Legal Proceedings
We are not currently a party to or engaged in any material legal proceedings. However, we may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

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DIRECTORS AND EXECUTIVE OFFICERS

Jerett A. Creed
Chief Executive Officer & Chief Financial Officer

Mr. Creed has more than 15 years of medtech experience including 11 years with Johnson & Johnson in roles ranging from manufacturing, quality, product development, and M&A/ licensing transactions focused on cardiology assets and technologies including drug delivery devices, cell and gene based therapeutics, and mechanical implants. His primary focus was on optimized delivery strategies for large molecule therapeutics for treating ischemia related congestive heart failure and vascular disease. Mr. Creed was the Director of Business Development and R&D for Biologics Delivery Systems, a division of Cordis Corporation (a Johnson & Johnson Company). Upon leaving Biologics Delivery Systems he was a co-founder of Silverpoint Therapeutics, LLC. Silverpoint designed and developed a percutaneous transendocardial injection catheter for the delivery of cell and gene based therapeutics to the myocardium. The company is currently under contract to be sold. Mr. Creed then went on to form Cardigant Medical Inc. with a belief that local drug delivery to the vasculature could improve clinical outcomes and reduce healthcare costs. Cardigant is currently focused on the use of specially designed delivery catheters for the targeted delivery of apoa-1 based therapeutics for treating vascular disease and aortic valve stenosis. Mr. Creed has designed and executed various pre-clinical studies in large and small animal models as part of numerous product development programs and has been involved with the commercialization in both the US and Europe of several cardiovascular related technologies including some of the first drug coated stent concepts. He has completed several licensing and technology development contracts, and has been involved in a leadership role with over $600 million in M&A transactions. Mr. Creed serves as the sole board member of Cardigant until additional appointments are made. He holds a bachelor of science degree in engineering and a master of science degree in accounting, both from the University of Miami.

Ralph Sinibaldi, PhD
Vice President & Chief Scientific Officer

Dr. Sinibaldi's career has spanned more than 30 years of senior level biotechnology management and research including positions as VP of Product development at GenoSpectra, VP of Scientific Affairs at Operon technologies, VP of Product Development at Iris Biotechnologies and Senior Staff Scientist at Sandoz. His particular expertise and research have focused in the areas of gene expression, protein production optimization, and nucleic acid hybridizations. Dr. Sinibaldi serves as the Chief Scientific Officer for Cardigant Medical and is largely responsible for its assay development work, apoa-1 protein production scale up and vector optimization. He has extensive experience is designing, conducting and supervising complex in vitro and in vivo experimental programs. Dr. Sinibaldi holds both a BS and MS in biological sciences and a PhD in experimental biology all from the University of Illinois at Chicago. Additionally Dr. Sinibaldi completed post docs in biochemistry from the University of Illinois College of Medicine and developmental biology from the University of Chicago.

Emerson C. Perin, MD, PhD, FACC
Chief Medical Officer
Dr. Perin is the Director of Clinical Research for Cardiovascular Medicine and the Medical Director of the Stem Cell Center at the Texas Heart Institute at St. Luke's Episcopal Hospital. He is a Clinical Assistant Professor of Internal Medicine both at Baylor College of Medicine and The University of Texas Health Science Center at Houston and a staff interventional cardiologist at St. Luke's Episcopal Hospital. Dr. Perin has provided innovative cardiovascular care for 18 years, focusing on minimally invasive interventional approaches to therapy. For the past 10 years, his major research interest has been the study of adult stem cells and biologics for the treatment of acute myocardial infarction, chronic heart failure, and peripheral vascular disease. Dr. Perin is an expert in stem cell therapy and delivery. He was the first investigator in the United States to receive approval from the Food and Drug Administration to inject stem cells directly into the hearts of patients suffering from heart failure. Dr. Perin serves as the Chief Medical Officer for Cardigant Medical and is largely responsible for ensuring the designs of its pre-clinical programs translate into innovative clinical products.

Board Committees
Upon the completion of this offering, we will begin the process for nominating additional board members. We anticipate having an initial board composition of five (5) with at least two (2) external members. We anticipate compensation in the range of $3,000 per year plus the addition of 20,000 stock options priced at fair market value at the time of granting and the annual renewal thereof.

Audit Committee
Upon the appointment of our additional board members, we anticipate that two
(2) will be independent per the applicable listing standards. It is our goal that one of these members serve with our Chief Financial Officer to make up the initial audit committee.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our executive compensation program is designed to help us attract talented individuals to manage and operate all aspects of our business, to reward those individuals fairly over time and to retain those individuals who continue to meet our high expectations. As a development stage company, we are limited in the amount of cash compensation we can offer to accomplish this goal. As such a large part of our executive compensation going forward will be based on our Stock Option Plan. Currently only or CEO and CFO (currently served by the same person) is compensated at the rate of $120,000 annually. This compensation has not been paid is is simply being accrued pending sufficient funding. Both our CSO and CMO are being compensated on an hourly basis for time served paid as a mixture of cash and stock. Our CSO is currently compensated at the rate of $100/ hour plus the equivalent of $100/ hour of compensation paid in equity priced at $0.20 per share. This equity conversion price will increase to the amount of our offering price once the price is determined.

EXPERTS
Jonathan P. Reuben, a Accountancy Corporation ("Auditor") an independent registered public accounting firm, has audited our financial statements at December 31, 2009 and 2010 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance of Auditor's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to the Company, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.cardigant.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

----------------------------- Page 36 ----------------------------------------

DISCLOSURE CONTROLS AND PROCEDURES
In connection with our compliance with securities laws and rules, our Chief Financial Officer has evaluated our disclosure controls and procedures on March 31, 2011. He has concluded that our disclosure controls and procedures are effective. There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

In making this assessment, management, used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in the Internal Control-Integrated Framework. Inherent in a development stage entity is the problem of segregation of duties. Given that the Company has a limited accounting department, segregation of duties cannot be completely accomplished at this stage in the business lifecycle.

Based on its assessment, management has concluded that the Company's disclosure controls and procedures and internal control over financial reporting is effective based on those criteria.

INDEX TO FINANCIAL STATEMENTS
(F- Pages)
Report of Independent Registered Public Accounting Firm
Audited Financial Statements for the Years Ending December 31, 2010 and 2009. Notes to the Audited Financial Statements
Unaudited Financial Statements for the Years Ending December 31, 2010 and 2009. Notes to the unaudited Financial Statements

----------------------------- Page 37 ----------------------------------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Cardigant Medical, Inc.
Manhattan Beach, California

We have audited the accompanying balance sheets of Cardigant Medical, Inc.
as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2010 and for the period from its inception (April 17, 2009) to December 31, 2009. Cardigant Medical, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardigant Medical, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended December 31, 2010 and for the period from its inception (April 17, 2009) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Jonathon P. Reuben CPA
Jonathon P. Reuben CPA,
An Accountancy Corporation
Torrance, California
May 13, 2011

--------------------------------- Page 38 ------------------------------------

                                         CARDIGANT MEDICAL INC.
                                      (A DEVELOPMENT STAGE COMPANY)
                                            BALANCE SHEETS
                                                            December 31,
                                                       2010              2009
                                                     --------------------------
ASSETS

CURRENT ASSETS
Cash                                                  $57,831           $11,308
Prepaid expense                                        1,900 	         -
                                                       --------         --------
Total current assets                                   59,731            11,308
                                                       --------         --------
TOTAL ASSETS                                           $59,731           $11,308
                                                       --------         --------
                                                       --------         --------
LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses                  $15,842           $14,219
Accrued officer compensation                           210,000           90,000
Due to stockholder                                     63,884            85,261
                                                       --------         --------
Total current liabilities                             289,726           189,480
                                                       --------         --------
TOTAL LIABILITIES                                      289,726           189,480
                                                       --------         --------
STOCKHOLDERS' (DEFICIT)
Common stock, 15,000,000 shares authorized,
$0.001" par value, 11,149,750  issued and
outstanding at December 31, 2010, 1,500
shares issued and outstanding at December
31, 2009                                               11,150            2
Additional paid-in capital                             68,502            -
Accumulated deficit                                  (309,647)        (178,174)
                                                      --------         --------
 Total stockholders' (deficit)                       (229,995)         (178,172)
                                                      --------         --------
TOTAL LIABILITIES AND STOCKHOLDERS'(DEFICIT)           $59,731           $11,308
                                                      --------         --------
                                                      --------         --------

<F1>
(The accompanying notes are an integral part of these financial statements)

--------------------------------- F-2 ----------------------------------------

                                                   CARDIGANT MEDICAL INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                                   STATEMENTS OF OPERATIONS
                                                                         From Inception         From Inception
                                                                        (April 17, 2009)       (April 17, 2009)
                                               For Year Ended		          to                    to
                                               December 31               December 31,         December 31,
																																															2010                        2009		              2010
	                                          ---------------           ---------------        ---------------
REVENUE
Grant from National Institute of Health		     $60,200                     $  -                    $60,200
                                              ---------------           ---------------        ---------------
OPERATING EXPENSES
Research and development                      149,881                     120,386                 270,267
Selling, general, and administrative           39,761                      57,227                  96,988
                                              ---------------           ---------------        ---------------
Total operating expenses                      189,642                     177,613                 367,255
                                              ---------------           ---------------        ---------------
(LOSS) FROM OPERATIONS                         129,442)                   (177,613)               (307,055)
                                              ---------------           ---------------        ---------------
OTHER INCOME/(EXPENSES)
Interest expense                              (2,031)                     (561)                   2,592)
                                              ---------------           ---------------        ---------------
NET (LOSS)                                      $(131,473)                  $(178,174)              $(309,647)
                                              ---------------           ---------------        ---------------
                                              ---------------           ---------------        ---------------

(LOSS) PER COMMON SHARE -
BASIC AND DILUTED                              $(0.01)                     $(162.57)
                                             ---------------           ---------------
                                             ---------------           ---------------
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                       11,087,021                  1,096
                                             ---------------           ---------------
                                             ---------------           ---------------

<F1>
(The accompanying notes are an integral part of these financial statements)

--------------------------------- F-3 ----------------------------------------

CARDIGANT MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)
                                                                             Additional
                                                Common Stock                 Paid-In          Accumulated
                                             Shares       Amount               Capital        Deficit        Total
                                          ----------   -------------------------------      ----------        ----------
Balance - April 17, 2009                    -           -                     -               -                -
Issuance of shares to founder at inception  1,500       $2
Net (loss) for the period                                                                    (178,174)         $(178,174)

Balance - December 31, 2009                 1,500       2                     -               (178,174)        (178,172)
                                          ----------   --------               --------      ----------        ----------
                                          ----------   --------               --------      ----------        ----------
Balance - January 1, 2010                   1,500       $2                    $-              $(178,174)       $(178,172)

Issuance of common stock for cash           138,250     138                   27,512                           27,650
Conversion of shareholder loan to equity    11,000,000  11,000                39,000                           50,000
Issuance of common stock for services       10,000      10                    1,990                            2,000
Net (loss) for the period                                                                     (131,473)        (131,473)
                                          ----------   -------------------------------      ----------        ----------
Balance - December 31, 2010                 11,149,750  $11,150               $68,502         $(309,647)       $(229,995)
                                          ----------   --------               --------      ----------        ----------
                                          ----------   --------               --------      ----------        ----------

<F1>
(The accompanying notes are an integral part of these financial statements)

--------------------------------- F-4 ----------------------------------------

CARDIGANT MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
                                                                                          From date of              From date of
                                                                     For year ended      inception                inception
																																																																					                  (April 17, 2009)          (April 17, 2009)
                                                                                             to                        to
                                                                     December 31,         December 31,              December 31,
                                                                        2010                 2009                         2010
                                                                       -------------     -------------               ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                                  $(131,473)        $(178,174)             $(309,647)
Adjustments to reconcile net income  (loss) to net cash provided by
(used in) operating activities:                                              -                 -                       -
Net changes in operating assets and liabilities:
(Increase) in prepaid expenses                                               (1,900)           -                       (1,900)
Inccrease (decrease) in accounts payable and accrued expenses                (14,219)          13,658                  (561)
Increase in accrued officer compensation                                      135,842           90,000                  225,842
                                                                              --------         --------              --------
Net cash (used in) operating activities                                      (11,750)          (74,516)                (86,266)
                                                                              --------         --------              --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (repayment) of notes payable
Proceeds from issuance of common stock                                        79,650            2                       79,652
Advancements from related party, net of repayment                            (21,377)          85,822                  64,445
                                                                              --------         --------              --------
Net cash provided by financing activities                                      58,273            85,824                 144,097
                                                                              --------          --------             --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                      46,523            11,308                  57,831
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                11,308            -                       11,308
                                                                              --------         --------               --------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                     $57,831           $11,308                 $69,139
                                                                              --------         --------              ---------
                                                                              --------         --------              ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITY
Cash paid during the year for income taxes                                     $-                $-                   $-
                                                                              --------          --------             --------
																																																																													 --------          --------             --------
Cash paid during the year for interest expense                                 $-                $-                   $-
                                                                              --------          --------             --------
                                                                              --------          --------             --------


Noncash investing and financing activities:

<F1>
In January 2010, the Company's founder converted $50,000 of his shareholder loan balance in exchange for 11,000,000 shares of the Company's common stock.

During the year ended December 31, 2010 the Company issued 10,000 shares of its common stock for services provided by its Chief Scientific Officer valued at $10,000.

During the year ended December 31, 2010 the company issued 138,250 shares in private placement offerings in exchange for $27,650 in cash.

(The accompanying notes are an integral part of these financial statements)

--------------------------------- F-5 ----------------------------------------

(1) Nature and Continuance of Operations

Description of the Business
Cardigant Medical Inc. ("Cardigant" or "Company") is a development stage biotechnology company focused on the development of novel biologic compounds and enhanced methods for local delivery for the treatment of cardiovascular disease. Cardigant was founded on April 17, 2009 and is incorporated within the state of Delaware. The company is engaged in research and development in multiple countries but maintains its corporate office in greater Los Angeles. The Corporation has elected to be taxed under the provisions of Subchapter "S" for income tax purposes

(2) Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents
The Company considers all highly liquid debt instruments and other short-term investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash balances at one financial institution that is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. As of March 31, 2011, the Company's cash balances did not exceed the FDIC limits.

Revenue Recognition
The Company recognizes revenue when evidence of an arrangement exists, title has passed (generally upon shipment) or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured. Revenue from product sales to new customers is recognized when all elements of the sale have been delivered. All costs related to product shipment are recognized at time of shipment. The Company does not provide for rights of return to customers on product sales and therefore does not record a provision for returns.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation ranging from 3 to 5 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

--------------------------------- F-6 ----------------------------------------

Long-Lived Assets
The Company accounts for its long-lived assets in accordance with Accounting Standards Codification ("ASC") Topic 360-10, Formerly SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." ASC
Topic 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. As of December 31, 2010 and 2009, the Company has determined that none of its long-term assets were impaired.

Research and development
The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development ("ASC 730-10"). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $149,881 for the year ended December 31 2010 and $120,386 for the period from inception (April 17, 2009) through December 31, 2009, respectively.

Income Taxes
Income taxes are accounted for under the asset and liability method in accordance with ASC Topic 740-10, formerly SFAS 109 "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it is considered to be more likely than not that a deferred tax asset will not be realized, a valuation allowance is provided for the excess.

Share-Based Compensation
The Company accounts for stock-based compensation under ASC Topic 505-50, formerly SFAS No. 123R, "Share-Based Payment" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An amendment to SFAS No. 123." These standards define a fair value-based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the period in which the Company expects to receive the benefit, which is generally the vesting period.

The Company adopted its 2010 Stock Option Plan in May of 2010 and for a maximum of five million shares to be issued. At March 31, 2011, no options have been granted.

Per Share Amounts
The Company reports earnings (loss) per share in accordance with Accounting Standards Codification "ASC" Topic 260-10, "Earnings per Share." Basic earnings
(loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For 2010 and 2009, the Company did not have equity or debt instruments issued or granted which would be ant-dilutive.

--------------------------------- F-7 ----------------------------------------

Recent Accounting Pronouncements
Pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

(3) Due to stockholder
The Company has thus far received most of its working capital by its founder Jerett A. Creed. These costs have been carried as a shareholder loan accruing interest at the rate of 5% per annum. On January 4th, 2010, Mr. Creed converted $50,000 of his outstanding shareholder loan balance in exchange for eleven million shares of the Company. As of December 31, 2010 and 2009, the balance due was $63,884 and $85,261, respectively. Accrued interest charged to operations during the year ended December 31, 2010 and from inception
(April 17, 2009) through December 31, 2009 amounted to $2,031 and $561, respectively.

(4) Accrued officer's compensation
The Company has been accruing a salary in the amount of $120,000 per annum for its founder Jerett A. Creed since January 3, 2010. The balance at
December 31, 2010 and 2009 was $210,000 and $90,000, respectively. Accrued compensation that was charged to operations during the year ended December
31, 2010 and from inception (April 17, 2009) through December 31, 2009 amounted to $120,000 and $90,000, respectively. Salary is allocated between research and development and general and administrative based upon time spent.

(5) Shareholder's Equity
At the Company's inception, the Company issued its founder 1,500 shares valued at par. On January 3rd, 2010, the board increase the total number of common shares authorized for issuance to 15,000,000 with a par value of $0.001. On January 4th, 2010 Mr. Creed converted $50,000 of his shareholder loan balance in exchange for 11 million shares. A total of 148,250 shares were issued during 2010 for $0.20 per share, of which 138,250 shares were issued for $27,650 in cash through a private placement and 10,000 shares were issued for services valued at $2,000. A total of 11,149,750 shares were issued and outstanding as of December 31, 2010.

(6) Subsequent Events
On May 02, 2011, the board approved an increase in the authorized Common Stock to 25,000,000 shares at a par value of $0.001.

On May 17, 2011, the board approved a share registration to be filed on Form S-1 with the Securities and Exchange Commission. The registration was authorized to include up to $2,000,000 shares of our common stock for up to $1.20 per share.

--------------------------------- F-8 ----------------------------------------

CARDIGANT MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
                                                      March 31,         December 31,
                                                       2011              2010
                                                      --------------------------
                                                      (Unaudited)
ASSETS

CURRENT ASSETS
Cash                                                   $153,133          $57,831
Prepaid expense                                        1,200 	         1,900
                                                       --------         --------
Total current assets                                   154,333           59,731
                                                       --------         --------
TOTAL ASSETS                                           $154,333          $59,731
                                                       --------         --------
                                                       --------         --------
LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses                  $18,501           $15,842
Accrued officer compensation                           240,000           210,000
Due to stockholder                                      51,242            63,884
                                                       --------         --------
Total current liabilities                              309,743           289,726
                                                       --------         --------
TOTAL LIABILITIES                                      309,743           289,726
                                                       --------         --------
STOCKHOLDERS' (DEFICIT)
Common stock, 15,000,000 shares authorized,
$0.001" par value, 11,149,750  issued and
outstanding at December 31, 2010, 1,500
shares issued and outstanding at December
31, 2009                                              11,153            11,150
Additional paid-in capital                            69,198            68,502
Accumulated deficit                                  (235,761)         (309,647)
                                                      --------         --------
Total stockholders' (deficit)                        (155,410)         (229,995)
                                                      --------         --------
TOTAL LIABILITIES AND STOCKHOLDERS'(DEFICIT)           $154,333           $59,731
                                                      --------         --------
                                                      --------         --------

<F1>
(The accompanying notes are an integral part of these financial statements)

--------------------------------- F-9 ----------------------------------------

CARDIGANT MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED STATEMENTS OF OPERATIONS
                                                                                        From date of Inception
                                                                                           (April 17, 2009)
                                                          For Three Months Ended                  to
                                                   March 31                   March 31,         March 31,
                                                    2011                        2010		          2011
                                                 ---------------           ---------------     ---------------
REVENUE
Grant from National Institute of Health      $110,550                    $ -                   $170,750
                                              ---------------           ---------------        ---------------
OPERATING EXPENSES
Research and development                      27,565                     52,507                 297,832
Selling, general, and administrative          8,375                      11,385                 105,363
                                              ---------------           ---------------        ---------------
Total operating expenses                      35,940                     63,892                 403,195
                                              ---------------           ---------------        ---------------
(LOSS) FROM OPERATIONS                        74,610                   (63,892)               (232,445)
                                              ---------------           ---------------        ---------------
OTHER INCOME/(EXPENSES)
Interest expense                              (724)                     (311)                   (3,316)
                                              ---------------           ---------------        ---------------
NET (LOSS)                                    $73,886                  $(64,203)              $(235,761)
                                              ---------------           ---------------        ---------------
                                              ---------------           ---------------        ---------------

(LOSS) PER COMMON SHARE -
BASIC AND DILUTED                             $0.01                     $(0.01)
                                             ---------------           ---------------
                                             ---------------           ---------------
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                     11,150,956                10,535,944
                                             ---------------           ---------------
                                             ---------------           ---------------

<F1>
(The accompanying notes are an integral part of these financial statements)

--------------------------------- F-10 ---------------------------------------

                                                    CARDIGANT MEDICAL INC.
                                                 (A DEVELOPMENT STAGE COMPANY)
                                               UNAUDITED STATEMENTS OF CASH FLOWS

                                                                                                           From date of
                                                                                                            inception
                                                                            For three months ended     (April 17,2009) to
                                                                           March 31,       March 31,          March 31,
                                                                           2011              2010               2011
                                                                        ---------------   ---------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)                                                                  $73,886         $(64,203)         $(235,761)
Adjustments to reconcile net income  (loss) to net cash provided by
(used in) operating activities:                                                -               -                  -
Stock based compensation                                                      700             -                  700
Net changes in operating assets and liabilities:
(Increase) in prepaid expenses                                                700             (10,000)           (1,200)
Inccrease (decrease) in accounts payable and accrued expenses                2,658           4,733              18,500
Increase in accrued officer compensation                                     30,000          30,000             240,000
                                                                              --------         --------          --------
Net cash (used in) operating activities                                      107,944         (39,470)           22,239
                                                                              --------         --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (repayment) of notes payable
Proceeds from issuance of common stock                                         0               64,000             79,652
Advancements from related party, net of repayment                             (12,641)        (28,163)            51,242
                                                                               --------       --------           --------
Net cash provided by financing activities                                     (12,641)        35,837             130,894
                                                                              --------         --------          --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                     95,303          (3,633)            153,133

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                               57,830          11,308              -
                                                                             --------         --------           --------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                     $153,133        $7,675             $153,133
                                                                             --------         --------           --------
																																																																													--------         --------           --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITY
   Cash paid during the year for income taxes                                 $ -             $ -                $ -
                                                                                --------        --------         --------
                                                                                --------        --------         --------
   Cash paid during the year for interest expense                             $ -             $ -                $ -
                                                                                --------        --------         --------
                                                                                --------        --------         --------

--------------------------------- F-11 ---------------------------------------

(1) Nature and Continuance of Operations

Description of the Business
Cardigant Medical Inc. ("Cardigant" or "Company") is a development stage biotechnology company focused on the development of novel biologic compounds and enhanced methods for local delivery for the treatment of cardiovascular disease. Cardigant was founded on April 17, 2009 and is incorporated within the state of Delaware. The company is engaged in research and development in multiple countries but maintains its corporate office in greater Los Angeles. The Corporation has elected to be taxed under the provisions of Subchapter "S" for income tax purposes

Basis of Presentation
The accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of the Company as of March 31, 2011, and the results of its operations and cash flows for the three months ended March 31, 2011 and 2010. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the U.S. Securities and Exchange Commission (the "Commission"). The Company believes that the disclosures in the unaudited condensed consolidated financial statements are adequate to make the information presented not misleading. However, the unaudited condensed consolidated financial statements included herein should be read in conjunction with the Company's audited financial statements and notes for the year ended December 31, 2010. The accompanying financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States.

(2) Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents
The Company considers all highly liquid debt instruments and other short-term investments with maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash balances at one financial institution that is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. As of March 31, 2011, the Company's cash balances did not exceed the FDIC limits.

Revenue Recognition
The Company recognizes revenue when evidence of an arrangement exists, title has passed (generally upon shipment) or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured. Revenue from product sales to new customers is recognized when all elements of the sale have been delivered. All costs related to product shipment are recognized at time of shipment. The Company does not provide for rights of return to customers on product sales and therefore does not record a provision for returns.

--------------------------------- F-12 ---------------------------------------

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation ranging from 3 to 5 years. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

Long-Lived Assets
The Company accounts for its long-lived assets in accordance with ASC Topic 360-10, Formerly SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." ASC Topic 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. As of March 31, 2011, the Company has determined that none of its long-term assets were impaired.

Research and development
The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development ("ASC 730-10"). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $27,565 and $52,507 for the three months ended March 31, 2011 and 2010, respectively.

Income Taxes
Income taxes are accounted for under the asset and liability method in accordance with ASC Topic 740-10, formerly SFAS 109 "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When it is considered to be more likely than not that a deferred tax asset will not be realized, a valuation allowance is provided for the excess.

Share-Based Compensation
The Company accounts for stock-based compensation under ASC Topic 505-50, formerly SFAS No. 123R, "Share-Based Payment" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An amendment to SFAS No. 123." These standards define a fair value-based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the period in which the Company expects to receive the benefit, which is generally the vesting period.

The Company adopted its 2010 Stock Option Plan in May of 2010 and for a maximum of five million shares to be issued. At March 31, 2011, no options have been granted.

Per Share Amounts
The Company reports earnings (loss) per share in accordance with Accounting Standards Codification "ASC" Topic 260-10, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of March 31, 2011 and 200, the Company did not have equity or debt instruments issued or granted which would be ant-dilutive.

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Recent Accounting Pronouncements
Pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the financial statements of the Company.

(3) Due to stockholder
The Company has thus far received most of its working capital by its founder Jerett A. Creed. These costs have been carried as a shareholder loan accruing interest at the rate of 5% per annum. On January 4th, 2010, Mr. Creed converted $50,000 of his outstanding shareholder loan balance in exchange for eleven million shares of the Company. As of March 31, 2011, the balance due was $51,242. Interest charged to operations during the three months ended March 31, 2011 was $724.

(4) Accrued officer's compensation
The Company has been accruing a salary in the amount of $120,000 per annum for its founder Jerett A. Creed since January 3, 2010. No payments have been made at this time. It is unlikely that the wages payable balance will be paid within the next two quarters. If sufficient capital exists due to a future capital raise, the Company will evaluate paying all or a portion of the outstanding balance at that time. The decision to use working capital funds to pay off the outstanding balance is solely at the discretion of Mr. Creed. Mr. Creed also has the option of converting all or a portion of his salary to equity based on the per share price used in the most recent share offering at that time. The balance at March 31, 2011 was $258,501. Accrued compensation that was charged to operations during the three months ended March 31 2011 and 2010 was $30,000 and $30,000, respectively. Salary is being allocated 80% to research and development and 20% to general and administrative.

(5) Shareholder's Equity
On January 3rd, 2010, the board authorized an increase to 15,000,000 common shares with a par value of $0.001. On January 4th, 2010 Mr. Creed converted $50,000 of his shareholder loan balance in exchange for 11 million shares. Beginning in March, the Company began a private placement offering. A total of 148, 250 shares were issued during 2010 for $0.20 per share, of which 138,250 shares were issued for $27,650 in cash and 10,000 shares were issued for services valued at $2,000. During the three months ended March 31, 2011, the Company issued chief scientific officer 3,500 shares of common shares as part compensation pursuant to his employment agreement, which were valued at $700. A total of 11,153,250 shares were issued and outstanding as at March 31, 2011.

(6) Subsequent Events
On May 02, 2011, the board approved an increase in the authorized Common Stock to 25,000,000 shares at a par value of $0.001.

On May 17, 2011, the board approved a share registration to be filed on Form S-1 with the Securities and Exchange Commission. The registration was authorized to include up to $2,000,000 shares of our common stock for up to $1.20 per share.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Cardigant Medical Inc. to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Cardigant Medical Inc. may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not Cardigant Medical Inc. would have the legal power to indemnify them directly against such liability.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Cardigant Medical Inc. nevertheless indemnifies each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

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EXHIBITS INDEX

The following exhibits are filed as part of this registration statement.

Exhibit No.                  Description

3.1 Certificate of Incorporation of the Company filed on April 17, 2009 with the Delaware Secretary of State

3.2 By Laws of the Company

3.3 Certificate of Amendment of the Certificate of Incorporation of the Company (board approved on January 02, 2010) and dated May 05, 2010.

3.4 Certificate of Amendment of the Certificate of Incorporation of the Company dated May 20, 2011.

3.5 2010 Stock Option Plan

3.6 Consent of Jonathan Reuben, an Accountancy Corporation dated August 15,
2011

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth expenses, incurred or expected to be incurred by Cardigant Medical Inc. in connect with the registration of the securities being offered by the selling shareholders. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this registration. Selling security holders will not pay any part of these expenses.

SEC Registration Fees               $348.30
Legal Fess & Expenses*              $4,500
Accounting Fess & Expenses*         $14,000
Printing*                           $1,500
Miscellaneous                       $2,000

Total*                              $22,348

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RECENT SALE OF UNREGISTERED SECURITIES

The Company completed private placements of common stock at $0.20 per share from the following investors in the number of shares and on the dates set out opposite their names:

Name                                Shares      Date Issued
Shane Manning                       70,000       03/01/2010
Greg Tylka                          12,500       07/29/2010
Courtney Tylka                      12,500       07/29/2010
Peter D. Stavis                     1,000        07/16/2010
Gregory ten Bosch                     500        05/21/2010
Carl Slabicki                       1,000        08/07/2010
Cory Hannaford                      9,000        08/30/2010
Larry Hermona                         500        06/16/2010
John R. ten Bosch                     750        07/06/2010
Denise Beals                          500        05/25/2010
Franz Goepfert                     30,000        07/17/2010
Jeanne Proto                        1,000        02/02/2011
Jason Schlenker                     7,500        02/02/2011
Vince Parras                       20,000        08/11/2011
Jason Schlenker                    12,500        08/11/2011

The Company entered into a Consulting Agreement with Emerson Perin, MD, PhD, FACC. ("Perin") for consulting services as our Chief Medical Officer for a term expiring December 31, 2012. The Company shall issue 30,000 shares of restricted common stock of the Company which shall be earned in the following manner: 15,000 shares will be earned by Perin issuable as of March 31, 2011 and 15,000 shares earned and issuable as at March 31, 2012.

Note: Approximately 98% of our issued and outstanding shares are owned and controlled by our founder. If all shares are sold (not including over allotment), our founder will still control approximately 84% of our issued and outstanding shares.

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UNDERTAKINGS

The undersigned Registrant hereby undertakes:
To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution; and

(iv) Remove from registration any of the securities that remain unsold at the end of the offering.

That, for determining liability under the Securities Act, the Registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, California on August 15, 2011.

CARDIGANT MEDICAL INC

By: /s/ Jerett Creed

Name: Jerett Creed

Title: Director, Chief Executive Officer,
        Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                       TITLE                                DATE

/s/ Jerett Creed     Director, Chief Executive Officer,     August 15, 2011
Jerett Creed	        Chief Financial Officer